   As filed with the Securities and Exchange Commission on September 15, 2000
                                                    Registration No. 333-42450
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                              Amendment Number 1 to
                                    FORM SB-2

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                       ENLIGHTEN SOFTWARE SOLUTIONS, INC.
              (Exact name of small business issuer in its Charter)

          CALIFORNIA                              7372                          94-3008888
(State or Other Jurisdiction of       (Primary Standard Industrial            I.R.S. Employer
Incorporation or organization)         Classification Code Number)        Identification Number)

                           999 BAKER WAY, FIFTH FLOOR
                           SAN MATEO, CALIFORNIA 94404
                                 (650) 578-0700
          (Address and telephone number of principal executive offices)

                                ----------------

                                STEPHEN E. GIUSTI
                             CHIEF FINANCIAL OFFICER
                       ENLIGHTEN SOFTWARE SOLUTIONS, INC.
                           999 BAKER WAY, FIFTH FLOOR
                           SAN MATEO, CALIFORNIA 94404
                                 (650) 578-0700
            (Name, address and telephone number of agent for service)

                                   Copies to:
                               JOHN A. ANZUR, ESQ.
                        GRAY CARY WARE & FREIDENRICH LLP
                         139 TOWNSEND STREET, SUITE 400
                         SAN FRANCISCO, CALIFORNIA 94107
                                 (415) 836-2500

                                ----------------

        Approximate date of commencement of proposed sale to the public: From time to time as described in the prospectus after this registration statement becomes effective.

                                ----------------

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this prospectus is not completed and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                            DATED SEPTEMBER 15, 2000

                         THE RESALE OF 1,574,948 SHARES

                            [ENLIGHTEN SOFTWARE LOGO]

                                  COMMON STOCK

        The selling price of the shares will be determined by market factors at the time of their resale.

                            ------------------------

        This prospectus relates to the resale by the selling shareholders of 1,574,948 shares of our common stock. The selling shareholders may sell the stock from time to time at the prevailing market price or in negotiated transactions. Of the shares offered:

        -       715,885 shares are currently outstanding, and

        - 859,063 shares are issuable upon the exercise of warrants currently held by the selling shareholders.

        We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

        Enlighten's Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "SFTW." On August 31, 2000, the last reported sale price of the Common Stock was $1.9375 per share.

        Please read this prospectus carefully. It describes our company, finances and products. Federal and state securities laws require that we include in this prospectus all the important information that investors will need to make an investment decision.

        You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.

                            ------------------------

        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" COMMENCING ON PAGE 5.

                            ------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 15, 2000.

                                TABLE OF CONTENTS

                                                                Page
                                                                ----
PROSPECTUS SUMMARY ........................................       3
THE OFFERING ..............................................       4
RISK FACTORS ..............................................       5
FORWARD-LOOKING STATEMENTS ................................       9
USE OF PROCEEDS ...........................................      10
PRICE RANGE OF COMMON STOCK ...............................      10
DIVIDEND POLICY ...........................................      11
CAPITALIZATION ............................................      11
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
     CONDITIONS AND RESULTS OF OPERATIONS .................      12
RECENT ACCOUNTING PRONOUNCEMENTS ..........................      19
BUSINESS ..................................................      20
PROPERTIES ................................................      32
SELLING SHAREHOLDERS ......................................      32
PLAN OF DISTRIBUTION ......................................      35
LEGAL PROCEEDINGS .........................................      36
MANAGEMENT ................................................      37
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ............      47
PRINCIPAL SHAREHOLDERS ....................................      47
DESCRIPTION OF CAPITAL STOCK ..............................      48
SHARES ELIGIBLE FOR FUTURE SALE ...........................      50
LEGAL MATTERS .............................................      50
EXPERTS ...................................................      51
WHERE YOU CAN FIND ADDITIONAL INFORMATION .................      51
INDEX TO FINANCIAL STATEMENTS .............................      52
INFORMATION NOT REQUIRED IN PROSPECTUS ....................    II-1
SIGNATURES ................................................    II-6
CONSENT OF INDEPENDENT AUDITORS ...........................


        Enlighten Distributed Systems Manager and Enlighten DSM are trademarks, tradenames or service marks of Enlighten. This prospectus contains trademarks, tradenames or service marks of other companies.

                               PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements and notes thereto, before making an investment decision.

ENLIGHTEN SOFTWARE SOLUTIONS, INC.

        We provide software products that allow the user to automate administration and management tasks and to monitor critical performance and operational characteristics of computer servers and workstations in the commercial environment. Our products allow the user to manage many computers through a single console view of their computer infrastructure. Our product is available for multiple operating systems with three distinct categories of computer and software architecture, including Linux, Unix and Windows. Linux is a free, open source alternative to proprietary Unix operating systems. "Open source" means that this software has had its internal source code made open to the public for viewing, copying, examining, modifying and commercial purposes. Our products enable users of computer servers and workstations that are networked together or internet based to manage and manage their operations across various sites. Our core product, the Enlighten(R) Distributed Systems Manager or EnlightenDSM(TM), allows companies to manage their mission critical computer servers and workstations by enabling systems managers and administrators to standardize the management of diverse computer operating systems, such as Linux, Unix and Windows and to monitor the on-going performance and availability of many different systems running together.

        Our software manages products from vendors such as Compaq Computer Corporation, Hewlett-Packard Company, International Business Machines Corporation, Intel Corporation, Microsoft Corporation, The Santa Cruz Operation, Silicon Graphics, Sun Microsystems, Red Hat, TurboLinux, Caldera Systems, and SuSE. Our award winning EnlightenDSM product suite is a fully integrated, cross-platform software solution.

        The key elements of our strategy include:

        - enabling the integration of Linux into the corporate environment;

        - focusing on the mid-sized organization and departments of larger companies;

        - adding timely effective manageability to web based application environments; and

        - distributing our products through third-party relationships such as software vendors, hardware vendors, Linux distributors, systems management service providers, and Linux appliance manufacturers.

        Our products are suited for quick, effective implementation to provide a management infrastructure that matches today's needs for immediate, flexible solutions in the Internet business environment. Our mission is to provide the industry's most pervasive software solutions to help corporate enterprises simply and inexpensively monitor, manage and administer computers that are spread among many locations and consist of many different operating systems. We intend to be a market leader for easy to use, out-of-the-box, broad-based functionality for event monitoring and systems administration across major open systems platforms. While numerous standards are being introduced and companies are vying to position themselves in the open systems management market, we are positioning our EnlightenDSM product suite as the one product that is vital and affordable to open systems managers in mixed Linux, Unix and Windows environments.

        Enlighten Software Solutions, Inc. was incorporated in California in June 1986 as LAB, Inc. In June 1986, LAB, Inc. changed its name to Software Professionals, Inc. In May 1996, Software Professionals changed its name to Enlighten Software Solutions, Inc. Unless the context otherwise requires, any reference to "Enlighten," "we," "our" and "us" in this prospectus refers to Enlighten Software Solutions, Inc., a California corporation, and its subsidiaries and predecessors. Enlighten's principal executive offices are located at 999 Baker Way, Fifth Floor, San Mateo, California 94404. Enlighten's telephone number is (650) 578-0700 and its Website is located at www.enlightendsm.com. Information on Enlighten's Website is not a part of this prospectus.

RECENT DEVELOPMENTS

        In 2000 and 1999, we added OEM partners and introduced new versions of our product for certain distributions of the Linux open source operating system.

        Mr. Bill Bradley was promoted to Chief Executive Officer in December 1999. Mr. Bradley joined Enlighten in August 1998 as Vice President of Business Development. He became President and Chief Operating Officer in September 1999.

        Mr. J. Brad Booze joined Enlighten in June 2000 as Chief Operating Officer.

        Mr. Stephen Giusti was promoted to Vice President, Finance and Administration and Chief Financial Officer in December. Mr. Giusti joined Enlighten in August 1999 as Controller.


                                  THE OFFERING

Common Stock offered by selling shareholders....................................         1,574,948 shares(1)

Common Stock to be outstanding after the offering...............................         5,831,375 shares(2)

Use of Proceeds.................................................................   Enlighten will receive no proceeds
                                                                                   from the sale of the shares.  See
                                                                                   "Use of Proceeds."

Nasdaq SmallCap Market Symbol...................................................                   SFTW


----------

(1) Includes 859,063 shares issuable upon the exercise by the selling shareholders of outstanding warrants. This registration statement also covers such indeterminate number of additional shares as may be held or acquired upon exercise of the warrants as a result of any future stock splits, stock dividends or similar transactions covered by Rule 416.


(2) Based on the number of shares outstanding at August 31, 2000, including 859,063 shares issuable upon the exercise by the selling shareholders of outstanding warrants, but excluding (i) 1,571,324 shares reserved as of such date for issuance upon the exercise of outstanding stock options,
        (ii) 185,363 shares reserved for future grant under Enlighten's stock plans and (iii) an additional 40,000 shares reserved for issuance on exercise of other outstanding warrants.

                                  RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with our financial statements and related notes and the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

OUR FUTURE REVENUES ARE UNPREDICTABLE, OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE FROM QUARTER TO QUARTER AND IF WE FAIL TO MEET THE EXPECTATIONS OF INVESTORS OR ANALYSTS, OUR STOCK PRICE COULD DECLINE SIGNIFICANTLY.

        We have experienced significant quarterly fluctuations in operating results and expect that these fluctuations will continue in future periods. These fluctuations have been caused by a number of factors, including:

        - the timing of new product or product enhancement introductions by us or our competitors,

        - the development and introduction of new operating systems that require additional development efforts,

        -       purchasing patterns of our customers,

        -       size and timing of individual orders,

        -       the rate of customer acceptance of new products, and

        - pricing and promotion strategies undertaken by us or our competitors.

        Future operating results may fluctuate as a result of these and other factors, including:

        - our ability to continue to develop, acquire and introduce new products on a timely basis,

        - the timing and level of sales by our OEM or other third-party licensees of computer systems or software incorporating our products,

        -       technological changes in computer systems and environments,

        -       quality control of the products sold,

        - our success in shifting our primary sales strategy from direct to indirect channels, and

        -       general economic conditions.

Additionally, our operating results may be influenced by seasonality and overall trends in the global economy. Because we operate with a relatively small backlog, quarterly sales and operating results generally depend on the volume and timing of orders received during the quarter, which are difficult to forecast. Historically, we have recognized a substantial portion of our license revenues in the last month of the quarter, particularly the last week. Since our staffing levels and other operating expenses are based upon anticipated revenues, delays in the receipt of orders can cause significant fluctuations in income from quarter to quarter.

WE NOW DERIVE ALL OF OUR REVENUES FROM THE OPEN SYSTEMS MARKET AND WE MAY NOT BE SUCCESSFUL IN THAT MARKET


        The future success of our business is substantially dependent on our ability to generate significant revenue from our Linux, Unix and Windows product offering. Although we have entered into a number of agreements with others to bundle or integrate our products into theirs, we may not be successful in our efforts to generate significant revenue from these agreements.


WE CONTINUE TO NEED ADDITIONAL CAPITAL, AND THERE IS NO CERTAINTY OF ADDITIONAL FINANCING


        During the last five years we have financed our operations primarily through sales of equity securities and the sale of a prior product line. We believe that our existing capital resources, including our recent financing where we raised $3,114,100, are adequate to maintain our current operations through December 2000. In order to maintain our current operations beyond December 2000 and to continue to fund and expand our operations and meet our other obligations through 2001, we will be required to obtain additional financing. The extent of our need for additional financing depends on our future performance, which, in part, is subject to general economic conditions and other factors beyond our control. We may not be able to obtain such financing, or financing in the level of net proceeds required for us to remain in business.


A SIGNIFICANT PERCENTAGE OF OUR REVENUES IS ATTRIBUTED TO SALES TO ONE OF OUR CUSTOMERS


        Our largest customer accounts for a substantial percentage of our revenues. During the six months ended June 30, 2000 and the year ended December 31, 1999, approximately 37% and 60%, respectively, of our revenues consisted of license and maintenance fees received under our OEM relationship with Silicon Graphics to bundle a subset of features of the EnlightenDSM product with each Unix server and workstation that Silicon Graphics ships. License fees from Silicon Graphics decreased in 1999 when compared to 1998. If these license fees continue to decline, our revenues and financial results may be harmed.


WE ARE DEPENDENT ON RESELLERS AND IF THEY ARE NOT SUCCESSFUL MARKETING OUR TECHNOLOGY, OUR ABILITY TO MAINTAIN OR INCREASE OUR REVENUES WILL BE HARMED

        We sell primarily through resellers in the United States and abroad. We have no control over our third-party distributors, their shipping dates, or the volumes of systems shipped by them. These companies may not license our products in volumes anticipated by us. If they fail to do so, our revenues will be harmed.

IF OUR RESELLERS ARE NOT SUCCESSFUL IN EXPANDING DISTRIBUTION CHANNELS, OUR ABILITY TO MAINTAIN OR INCREASE OUR REVENUES MAY BE HARMED

        Our growth depends on our ability to continue to expand our third-party distribution channel to market, sell and support our software products. We are currently investing, and intend to continue to invest, significant resources to develop this channel. We may not be successful in recruiting new organizations to represent us and our products.

WE RELY ON THIRD PARTIES FOR TECHNICAL SUPPORT, AND IF THEY DON'T PROVIDE ADEQUATE SERVICE, OUR BUSINESS MAY BE HARMED

        We are dependent on our third-party distributors for technical support and consultation to end-users. We must educate our third-party distributors so that they obtain technical proficiency and knowledge with respect to our products. This may result in, among other things, an increased workload for our internal support and engineering staff, or poor customer acceptance of our products, or both, either of which would significantly harm our business.

OUR MARKET IS SUBJECT TO INTENSE COMPETITION AND CONTINUED COMPETITION IN OUR MARKET MAY LEAD TO A REDUCTION IN OUR PRICES, REVENUES AND MARKET SHARE

        We experience intense competition from other systems management companies. Our ability to compete successfully depends on a number of factors, including the performance, price and functionality of our products relative to those of our competitors. Most of our competitors are larger and have greater financial, technical, marketing, support and other resources than us. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements than us. In addition, our industry is characterized by low barriers to entry. Other competitors can easily enter the market. Our current competitors or any new market entrants may develop systems management products that offer significant performance, price, or other advantages over our technology. In addition, we sell our products through operating system vendors. These same operating system vendors could introduce new or upgrade existing operating systems or environments that include systems which perform the same functions as the products offered by us. This could render our products obsolete and unmarketable. If we are not able to successfully compete against current or future competitors, our revenues or profits could be harmed.

ALL OF OUR LICENSE REVENUE IS DERIVED FROM A SINGLE PRODUCT FAMILY AND IF THOSE PRODUCTS FAIL TO ACHIEVE AND MAINTAIN MARKET ACCEPTANCE, OUR BUSINESS WOULD BE SIGNIFICANTLY HARMED

        Our EnlightenDSM products have accounted for all of our license revenue since October 1, 1997. We expect that the EnlightenDSM product family and its extensions and derivatives will continue to account for a substantial majority, if not all, of our revenue for the foreseeable future. Broad market acceptance of EnlightenDSM is, therefore, critical to our future success. Failure to achieve broad market acceptance of EnlightenDSM, as a result of competition, technological change, or otherwise, would significantly harm our business. Our future financial performance will depend in significant part on the successful development, introduction and market acceptance of EnlightenDSM and its product enhancements. If we are not successful in marketing EnlightenDSM or any new products, applications or product enhancements, our revenues would be significantly reduced.

THE MARKET FOR OUR PRODUCTS IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE, AND IF WE ARE NOT ABLE TO DEVELOP OR MARKET NEW PRODUCTS TO RESPOND TO SUCH CHANGE, OUR REVENUE WOULD BE SIGNIFICANTLY AFFECTED.

        The market for our products is characterized by rapid technological developments, evolving industry standards and rapid changes in customer requirements. The introduction of products embodying new technologies, including new operating systems, applications, hardware products, systems management frameworks and network management platforms, the emergence of new industry standards, or changes in customer requirements could render our existing products obsolete and unmarketable. As a result, our success depends upon our ability to continue to enhance existing products, respond to changing customer requirements and rapidly develop and introduce new products that keep pace with technological developments and emerging industry standards. We may not be successful in developing and marketing, on a timely basis, product enhancements or new products that respond to technological change, evolving industry standards or changing customer demands.

OUR FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS COULD SERIOUSLY HARM OUR BUSINESS

        We generally rely on copyrights, trademarks, trade secret laws and software security measures, along with employee and third-party nondisclosure agreements, to establish and protect our proprietary intellectual property rights, products and technology. Our products are typically licensed on a "right to use" basis pursuant to licenses that restrict the use of the products to the customer's internal purposes. We distribute our software under license agreements that are signed by our end-users. We also distribute our software to our OEM partners under similar software license and distribution agreements. Despite our precautions taken to protect our software, unauthorized parties may attempt to reverse engineer, copy, or obtain and use information we regard as proprietary. Policing unauthorized use of our products is difficult and software piracy is a persistent problem. Additionally, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. We cannot assure you that our reliance on licenses to third parties, or copyright, trademark, trade secret protection or our software security measures, will be enough to be successful and profitable in the industry in which we compete.

WE MAY BE REQUIRED TO RELEASE OUR SOURCE CODE TO CERTAIN CUSTOMERS IF WE FAIL TO FULFILL OUR CONTRACTUAL OBLIGATIONS, WHICH COULD RESULT IN THE MISUSE OF OUR INTELLECTUAL PROPERTY

        We have entered into source code escrow agreements with some of our customers that require the release of source code to the customer in the event there is a bankruptcy proceeding by or against us, we cease to do business, or we are unable to fulfill our contractual support obligations. In the event of a release of the source code, the customer is required to maintain confidentiality of the code and, in general, to use the source code solely for the purpose of maintaining the software's usability. Releasing source code to customers may increase the likelihood of misappropriation or other misuse of our intellectual property. If our source code was misused or misappropriated, it could significantly harm our business.

INTELLECTUAL PROPERTY INFRINGEMENT BY OR AGAINST US COULD SIGNIFICANTLY HARM OUR BUSINESS

        From time to time, we receive notices from third parties asserting that we have infringed their patents or other intellectual property rights. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such claims could be time-consuming, result in costly litigation, cause product shipment delays or lead us to enter into royalty or licensing agreements rather than dispute the merits of such claims. As the number of software products in the industry increases and the functionality of such products further overlap, we believe that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend. In addition, an adverse outcome in litigation could subject us to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others, or require us to cease the marketing or use of certain products. Such a result could have a material adverse effect on our business, operating results and financial condition.

A DECLINE IN SALES OF UNIX OR LINUX SYSTEMS WILL RESULT IN A DECREASE IN
REVENUES.

        A significant portion of our revenue will be derived from Unix and Linux based computer systems for the foreseeable future. While we have also released versions of our products for the

Windows NT platform, the product's graphical user interface is available only on Unix and Linux based systems, and, therefore, users must manage their environments from these types of systems. A significant decline in sales of Unix and Linux based systems would decrease the demand for our products and would significantly harm our business.

IF THE OPEN SYSTEMS MANAGEMENT MARKET FAILS TO GROW, OUR BUSINESS WOULD BE SIGNIFICANTLY HARMED

        For the foreseeable future, all of our business will be in the open systems (Linux, Unix and Windows NT) management market, which is still an emerging market. Our future financial performance will depend in large part on continued growth in the number of companies adopting systems management solutions for their client/server computing environments. The market for systems management solutions may not continue to grow. If the systems management market fails to grow or grows more slowly than we currently anticipate, our business would be significantly harmed.

OUR SUCCESS IS TIED TO THE SUCCESS OF OTHER SEGMENTS OF THE COMPUTER INDUSTRY.

        Our products are marketed to users of computer products. During recent years, segments of the computer industry have experienced significant economic downturns characterized by decreased product demand, production overcapacity, price erosion, work slowdowns and layoffs. Our operations may in the future experience substantial fluctuations from period-to-period as a consequence of such industry patterns, general economic conditions affecting the timing of orders from major customers and other factors affecting capital spending. Such factors may significantly harm our business.

WE HAVE A HISTORY OF LOSSES, AND WE MAY NOT ACHIEVE PROFITABILITY

        We have a history of losses and anticipate further significant losses. We may not achieve profitability. We have incurred significant operating losses each of the last five fiscal years and we may not realize sufficient revenue to achieve profitability. We expect to continue to incur significant losses for the foreseeable future and these losses may be higher than our current losses. We may not achieve profitability. Failure to become and remain profitable may adversely affect the market price or our common stock and our ability to raise capital and continue operations.

OUR FAILURE TO ATTRACT, TRAIN, MOTIVATE, AND RETAIN KEY EMPLOYEES MAY HARM OUR BUSINESS

        The competition for highly skilled employees is intense. Our business depends on the efforts and abilities of our senior management, our research and development staff and other key sales, support, technical, and services personnel. Our failure to attract, train, motivate, and retain such employees would impair our development of new products, our ability to provide technical services and the management of our business. This would seriously harm our business, operating results, and financial position.

                           FORWARD-LOOKING STATEMENTS

        This prospectus contains forward looking statements. These statements include statements about our plans, objectives, expectations, intentions and strategy and other statements contained in the prospectus that are not historical facts. These statements are only projections and involve risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by the forward-looking statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans,"

"anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the section entitled "Risk Factors" and elsewhere in this prospectus could substantially harm our business, operating results or financial condition, and that upon the occurrence of any of these events, the trading price of our common stock could decline and you could lose all or part of your investment.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the 715,855 outstanding shares of common stock held by the selling shareholders. If the warrants for up to 859,063 additional shares are exercise d by the selling shareholders, we will receive proceeds in the form of the exercise price of the warrants. The warrants issued to the selling shareholders have an aggregate exercise price of $3,994,600 or $4.65 per share. If we receive any proceeds from the exercise of the warrants, we expect to use them for working capital. We will not receive any proceeds from the subsequent sale of the shares of common stock issued to the selling shareholders upon the exercise of the warrants. All proceeds from the sale of the shares of common stock will go to the selling shareholders to be used for their own purposes.

                           PRICE RANGE OF COMMON STOCK

        Our common stock has been traded on the Nasdaq SmallCap Market under the symbol SFTW since October 21, 1998. From our initial public offering on April 20, 1994 through October 20, 1998, our common stock traded on the Nasdaq National Market under the symbol SFTW. Prior to such time there was no public market for our common stock. The following table sets forth for the periods indicated the high and low sale prices per share of our common stock as reported on the Nasdaq National Market and the Nasdaq SmallCap Market.


                                                               High        Low
                                                              ------      ------
Fiscal year ended December 31, 1998
     Third Quarter .....................................      $ 3.69      $ 2.13
     Fourth Quarter ....................................      $ 3.81      $ 1.91
Fiscal year ended December 31, 1999
     First Quarter .....................................      $ 4.13      $ 2.13
     Second Quarter ....................................      $ 4.38      $ 2.56
     Third Quarter .....................................      $ 4.00      $ 2.81
     Fourth Quarter ....................................      $12.75      $ 2.75
Fiscal year ended December 31, 2000
     First Quarter .....................................      $13.88      $ 5.63
     Second Quarter ....................................      $ 7.25      $ 2.88
     Third Quarter (through August 31, 2000) ...........      $ 3.56      $ 1.69



        On August 31, 2000, the last reported sale price of the common stock on the Nasdaq SmallCap Market was $1.9375 per share. As of August 31, 2000, there were approximately 50 shareholders of record of the common stock.

                                 DIVIDEND POLICY

        We have never declared or paid cash dividends on our capital stock. We currently anticipate that we will retain all future earnings, if any, to fund the development and growth of its business and do not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION


        The following table sets forth our capitalization as of June 30, 2000. The as information reflects the sale and issuance on April 28, 2000 of 715,885 shares of our common stock, 715,885 warrants at a price of $4.225 and $0.125 per share, respectively, 143,178 additional warrants at no charge to certain service providers in connection with such issuance, and the deduction of the underwriting discount and offering expenses associated therewith. You should read the information presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 14 and the "Consolidated Financial Statements" and the related "Notes to Consolidated Financial Statements" beginning on page 53.



                                                          June 30,
                                                            2000
                                                        ------------
Shareholders' equity
     Preferred Stock:
         Authorized: 1,000,000
         Issued and Outstanding: none ............      $         --
     Common Stock, no par value:
         Authorized: 10,000,000
         Issued and Outstanding:  4,953,789 ......        11,289,800
     Deferred stock-based compensation ...........           (41,700)
     Accumulated other comprehensive income ......           (33,100)
     Accumulated deficit .........................        (7,579,300)
                                                        ------------
              Total capitalization ...............      $  3,635,700
                                                        ============

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis in conjunction with our consolidated financial statements and the notes thereto beginning on page 55 of this prospectus. Except for historical information, the discussion in this prospectus contains forward-looking statements based on current expectations that involve certain risks and uncertainties. Such forward-looking statements include, among others, those statements including the words "expects," "anticipates," "intends," "believes," and similar language. Our actual results could differ materially from those discussed herein. Factors that could cause actual results or performance to differ materially or contribute to such differences include, but are not limited to, those discussed in the section titled "Risk Factors" beginning on page 7 of this prospectus.

OVERVIEW

        We develop, market, and support event monitoring and workgroup administration software products. Our EnlightenDSM(TM) product allows companies to manage their computer servers and workstations by enabling systems managers and administrators to standardize the management of diverse computer operating systems, such as Linux, Unix, and Windows from platform vendors such as Compaq Computers Corporation, Hewlett-Packard Company, International Business Machines Corporation, Intel Corporation, Microsoft Corporation, The Santa Cruz Operation, Silicon Graphics, Sun Microsystems, Red Hat and TurboLinux. Our award winning EnlightenDSM product suite is a fully integrated, cross-platform software solution providing computer system management covering a wide range of workgroup administration and systems management tasks and the monitoring of critical operating and performance metrics during computer operation. Our objective is to become a market leader in integrated open systems workgroup administration and systems management.

        We were founded in 1986, and we were a leading provider of systems management software for computer systems manufactured by Tandem Computers providing a range of automated systems management products to over 400 companies in 30 countries. In October 1997, we sold our Tandem based product line to New Dimension Software (since purchased by BMC Software) in order to focus our efforts on our Unix and Windows product suite. Following the disposition of our Tandem based product line, we shifted our sales strategy to one based primarily upon third-party distributors and restructured our sales department as a result of this shift. We continue to build our sales, marketing, and customer support organizations with a focus on delivery of our products to original equipment manufacturer ("OEM") partners, resellers, system integrators, and select end-users. An essential element of our sales and marketing strategy is the development of indirect distribution channels, such as OEMs, independent software vendors ("ISVs"), and value added resellers ("VARs"), as well as other systems management and application software vendors whose products are complementary to our products.

VARIABILITY OF QUARTERLY RESULTS

        We have experienced significant quarterly fluctuations in our operating results and expect that these fluctuations will continue in future periods. These fluctuations have been caused by a number of factors, including the timing of new product or product enhancement introductions by us or our competitors, the development and introduction of new operating systems that require additional development efforts, purchasing patterns of our customers, size and timing of individual orders, the rate of customer acceptance of new products, and pricing and promotion strategies undertaken by us or our competitors. Future operating results may fluctuate as a result of these and other factors, including our ability to continue to develop, acquire, and introduce new products on a timely basis, the timing and level of sales by our OEMs or other third-party licensees of computer systems or software incorporating our products, technological changes in computer systems and environments, quality control of the products sold, our success in shifting our primary sales strategy from direct to indirect channels, and general economic conditions. Additionally, our operating results may be influenced by seasonality and overall trends in the global economy. Because we operate with a relatively small backlog, quarterly sales and operating results generally depend on the volume and timing of orders received during the quarter, which are difficult to forecast. Historically, we have recognized a substantial portion of our license revenues in the last month of the quarter. Since our staffing levels and other operating expenses are based upon anticipated revenues, delays in the receipt of orders can cause significant fluctuations in income from quarter to quarter.

HISTORICAL RESULTS OF OPERATIONS

        The following tables set forth the results of operations for Enlighten expressed as a percentage of total revenue. The historical results are not necessarily indicative of results to be expected for any future period.


                                                Three Months Ended June 30,          Six Months Ended June 30,
                                                ---------------------------          -------------------------
                                                   2000              1999             2000               1999
                                                ----------        ---------          -------            ------
Revenue:
    Product license fees ...............            63.9%             57.3%             54.9%             58.1%
    Product maintenance fees ...........            28.5              31.5              32.8              18.3
    Consulting services ................             4.3               1.8               8.8              18.0
    Royalties ..........................             3.4               9.5               3.5               5.6
                                                  ------            ------            ------            ------
       Total revenue ...................           100.0             100.0             100.0             100.0

Cost of revenue ........................            12.3              25.8              19.0              22.9
                                                  ------            ------            ------            ------
       Gross profit ....................            87.7              74.2              81.0              77.1
                                                  ------            ------            ------            ------
Operating expenses:
    Research and development ...........           104.1              95.2             118.3              56.2
    Sales and marketing ................            98.5              78.7             121.2              52.4
    General and administrative .........            40.5              40.8              51.1              24.7
                                                  ------            ------            ------            ------
       Total operating expenses ........           243.0             214.8             290.7             133.3
                                                  ------            ------            ------            ------
          Operating loss ...............          (155.3)           (140.6)           (209.6)            (56.2)

Other income, net ......................             3.6               7.3               3.8               3.8
                                                  ------            ------            ------            ------
       Loss before income taxes ........          (151.8)           (133.4)           (205.8)            (52.3)

Income tax expense (benefit) ...........            (2.5)               --              (1.4)               --
                                                  ------            ------            ------            ------
          Net loss .....................          (149.2)%          (133.4)%          (204.4)%           (52.4)%
                                                  ======            ======            ======            ======

                                                        Years ended December 31,
                                                        ------------------------
                                                         1999              1998
                                                        ------            ------
Revenue:
    Product license fees .....................            54.9%             64.3%
    Product maintenance fees .................            19.8              17.5
    Consulting services ......................            16.6               6.9
    Royalties ................................             8.7              11.3
                                                        ------            ------
       Total revenue .........................           100.0             100.0

Cost of revenue ..............................            13.5              17.8
                                                        ------            ------
       Gross profit ..........................            86.5              82.2
                                                        ------            ------

Operating expenses:
    Research and development .................            54.4              45.0
    Sales and marketing ......................            68.1              52.1
    General and administrative ...............            29.7              24.7
    Gain on sale of Tandem product line ......              --             (13.6)
                                                        ------            ------
       Total operating expenses ..............           152.2             108.2
                                                        ------            ------
          Operating loss .....................           (65.7)            (26.0)

Other income, net ............................             5.2               4.4
                                                        ------            ------
       Loss before income taxes ..............           (60.5)            (21.6)

Income tax expense (benefit) .................            (0.3)              0.7
                                                        ------            ------
          Net loss ...........................           (60.2)%           (20.9)%
                                                        ======            ======


FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2000 AND 1999



Net Revenue



        Net revenue increased $155,500, or 30%, to $666,600 in the second quarter of 2000, as compared to the same period in 1999. This increase is due primarily to an increase in end-user sales. Total revenue for the six months ended June 30, 2000, decreased $673,700, or 38% from the same period in 1999. The decrease is due in part to Enlighten's change in reporting revenues from our OEM relationship with SGI. For the first quarter of 2000, revenues from our relationship with SGI were not included in operating results. In prior quarters, SGI provided Enlighten with revenue information prior to the issuance of Enlighten's interim financial information and thus, revenue had been recorded in the period in which SGI shipped its servers and workstations. During the first quarter of 2000, SGI did not report revenue prior to the issuance of Enlighten's interim financial information and beginning in the second quarter of 2000 revenues from SGI will be recorded in the quarter in which the revenue is Reported.



        Revenue from product license fees increased $133,100, or 44%, to $425,900 in the second quarter of 2000, as compared to 1999. The increase was primarily attributable to an increase in revenues from direct sales. Total revenue from product license fees for the six months ended June 30, 2000 decreased $426,100, or 42%, from the same period in 1999. The change in reporting SGI revenues as discussed above, is attributable for this decrease. License fees from SGI are derived from SGI's Unix server and workstation sales on a per unit shipped basis.



        Product maintenance fees increased by $28,800, or 18%, to $189,700 in the second quarter of 2000, and increased $36,700, or 11%, to $361,800 in the six months ended June 30, 2000, as compared to the same periods in 1999. An increased end user customer base is the main cause for this increase.

        Consulting services revenue increased by $19,400, or 216%, to $28,400, in the second quarter of 2000, as compared to 1999. This increase was primarily due to the increase in professional services sold to our customers. For the six months ended June 30, 2000 consulting services revenue decreased by $222,800, or 70%, to $96,800 due to a decrease in non-recurring engineering revenues related to Enlighten's 1999 strategic relationship with IBM compared to the Enlighten's 2000 OEM relationship with Intel.



        Royalties consist primarily of royalties from BMC Corporation ("BMC"), formerly New Dimensions Software, Inc., from product license fees and product maintenance fees generated by the Tandem product line sold to BMC in October 1997. Total royalties decreased by $25,800, or 53%, to $22,600 in the second quarter of 2000 and decreased $61,500, or 62%, to $38,500 in the six months ended June 30, 2000, as compared to the same periods in 1999. This decrease was primarily due to a lower royalty rate used during 2000 than 1999. Enlighten is entitled to receive royalties from BMC through September 2000.



Cost of Revenue



        Cost of license revenue consists of royalties paid to third parties, amortization of software acquisition costs, product packaging and documentation, and software media. Cost of license revenue decreased by $28,400, or 45%, in the first quarter of 2000, and $127,700, or 68%, in the six months ended June 30, 2000, as compared to the same periods in 1999. This decrease was primarily due to a decrease in royalties paid to third parties and a decrease in the quantity of hardcopy product documentation shipped during the first and second quarters of 2000.



        Cost of maintenance revenue includes customer support costs, such as hot-line and on-site support. Cost of maintenance revenue decreased by $25,200, or 38%, in the first quarter of 2000, and $70,600, or 42%, in the six months ended June 30, 2000, as compared to same periods in 1999. This decrease was due primarily to a decrease in customer support headcount and personnel related costs.



        Cost of consulting services revenue consists of the direct costs required to provide the consulting services. Cost of consulting services revenues increased by $3,300, or 183%, in the first quarter of 2000, as compared to 1999. This increase is due primarily to an increase in customers that require consulting services.



Research and Development



        Research and development expenses consist of personnel expenses and associated overhead, the costs of short-term independent contractors required in connection with product development efforts and amortization of software development costs less amounts capitalized. Enlighten's investment in research and development, prior to the reduction for capitalization of software development costs, was $732,300 and $486,700, respectively, representing 110% and 95% of total revenue for the second quarter of 2000 and 1999, respectively. For the six months ended June 30, 2000, Enlighten's investment in research and development, prior to the reduction for capitalization of software development costs, was $1,353,700 and $997,800, respectively, representing 123% and 56% of total revenue. The increase of $245,600, or 51%, in the second quarter of 2000, and the increase of $355,900, or 36%, in the six months ending June 30, 2000, when compared to the same periods in 1999, was primarily attributable to increases in employee recruiting, contract labor costs, and higher personnel related expenses due to higher headcount. Enlighten capitalized approximately $38,400 of software development costs in the second quarter of 2000 and $48,700 for the six months ended June 30, 2000, which represented approximately 5% and 4%, respectively, of total research and development expenditures incurred. There were no software development costs capitalized in the second quarter of 1999. The amount of capitalized software development costs in any given period may vary depending on the nature of the development performed.



        Costs incurred in the research and development of new software products are expensed as incurred until technological feasibility is established in the form of a working model. Enlighten expects research and development expenses to continue to increase in absolute dollars as Enlighten continues to invest in the enhancement of existing products and the development of new products.



Sales and Marketing



        Sales and marketing expenses include costs of sales and marketing personnel, advertising and promotion expenses, customer service and technical support, travel and entertainment, and other selling and marketing costs. Sales and marketing expenses increased by $254,300, or 63%, to $656,500 in the second quarter of 2000, and by $405,200, or 44%, to $1,336,600 in the six months ended June 30, 2000, when compared to the same periods in 1999. The increases were primarily due to increases in employee recruiting, trade show expenses, and higher personnel related expenses due to higher headcount.



General and Administrative



        General and administrative expenses, which include personnel costs for finance, administration, information systems, and general management, as well as professional fees, legal expenses, and other administrative costs, increased by $61,000, or 29%, to $269,800 in the second quarter of 2000, and by $125,000, or
29%, to $563,800 in the six months ended June 30, 2000, when compared to the same periods in 1999. The increase was primarily due to higher compensation expense on stock options granted to consultants and higher investor relations expenses.



Other income, net



        Other income and expense includes interest income net of interest expense. Interest income is primarily derived from short-term interest-bearing securities and money market accounts. Other income, net decreased by $13,300, or 36%, to $23,900 in the second quarter of 2000, and $26,200, or 39% in the six months ended June 30, 2000, when compared to the same periods in 1999, primarily due to a decrease in interest income due to a lower average balance of invested cash and short-term investments.



Income tax expense (benefit)



        Income tax expense (benefit) consists of the minimum state income taxes due in California and New Jersey offset by refunds received in 2000 from net operating loss carrybacks realized for Enlighten's subsidiary in the United Kingdom.


FOR THE YEARS ENDED 1999 AND 1998

Net Revenue

        Net revenue decreased $514,000, or 14%, to $3,244,400 in 1999, as compared to 1998. This decrease was primarily due to lower license revenues from the Silicon Graphics OEM relationship.

        Revenue from product license fees decreased $635,500 or 26% to $1,781,200 in 1999, as compared to 1998. The decrease was primarily attributable to the decrease in license fees from the Silicon Graphics OEM relationship. License fees from Silicon Graphics are derived from server and workstation sales on a per unit shipped basis, of which, Silicon Graphics had lower units shipped during 1999.

        Product maintenance fees remained relatively flat as compared to 1998.

        Consulting services revenue increased by $279,500, or 107%, to $540,100 in 1999, as compared to 1998. This increase was primarily due to non-recurring consulting revenues related to Enlighten's strategic relationships with IBM and Intel.

        Enlighten recognizes royalties from BMC Corporation, formerly New Dimensions Software, from product license fees and product maintenance fees generated by the Tandem product line sold to BMC in October 1997. Royalties were $281,900 in 1999 and $425,600 in 1998.

Cost of Revenue

        Cost of revenue consists of royalties paid to third parties, amortization of software development and acquisition costs, product packaging and documentation, software media, and the costs of employees and contractors providing consulting services. Cost of revenue decreased by $230,700, or 34%, to $438,900 in 1999, as compared to 1998. This decrease is due primarily to a decrease in royalties paid to third party software vendors and a decrease in the cost and quantity of the software product manuals.

Research and Development

        Research and development expenses consist of personnel expenses and associated overhead and costs of short-term independent contractors required in connection with product development efforts, less amounts capitalized. Enlighten's investment in research and development, prior to the reduction for capitalization of software development costs, was $1,996,200 and $1,692,000 for 1999 and 1998, respectively, representing 62% and 45% of total revenue for 1999 and 1998, respectively. The increase of $304,200 in 1999, as compared to 1998, was primarily attributable to higher employee related costs due to increases in headcount and increases in costs related to development of computer hardware and software. Enlighten capitalized approximately $231,900 of software development costs in 1999, which represented approximately 12% of total research and development expenditures incurred in that year. There were no software development costs capitalized in 1998. The amount of capitalized software development costs in any given period may vary depending on the exact nature of the development performed.

        Costs incurred in the research and development of new software products are expensed as incurred until technological feasibility is established. Enlighten expects research and development expenses to continue to increase in absolute dollars as Enlighten continues to invest in the enhancement of existing products and the development of new products.

Sales and Marketing

        Sales and marketing expenses include costs of sales and marketing personnel, advertising and promotion expenses, customer service and technical support, travel and entertainment, and other selling and marketing costs. Sales and marketing expenses increased by $249,900, or 13%, to $2,208,700 in 1999, as compared to 1998. This increase was primarily due to increases in temporary services, recruiting expenses and advertising costs. For the foreseeable future, Enlighten expects sales and marketing costs to increase in absolute dollars as it expands its sales and marketing force to enhance its ability to sell and service its products through third-party resellers.

General and Administrative

        General and administrative expenses, which include personnel costs for finance, administration, information systems, and general management, as well as professional fees, legal expenses, and other administrative costs, increased by $35,400, or 4%, to $965,100 in 1999, as compared to 1998. The increase is primarily due to compensation costs on stock options granted to consultants to Enlighten, partially offset by decreases in employee related costs.

Gain on sale of Tandem product line

        On October 1, 1997, Enlighten sold its Tandem product line to BMC. In 1998 and 1997, Enlighten recognized a gain on the sale of the operating assets of the Tandem product line of approximately $515,500 and $2,157,800, respectively. Enlighten received approximately $2.5 million in cash, of which $1.6 million was received in 1997, and the rights to receive royalties on Tandem related products for a period through September 2000. The sale of the Tandem product line also included the transfer to BMC of approximately 12 employees associated with Enlighten's Tandem operation.

Other income, net

        Other income and expense includes interest income net of interest expense and gains and losses on foreign currency transactions. Interest income is primarily derived from short term interest-bearing securities and money market accounts. Interest expense is comprised of interest on bank notes and capital leases of computer equipment. Other income, net remained relatively consistent at $169,900 in 1999, as compared to 1998.

Income tax expense (benefit)

        Enlighten's tax benefit recognized in 1999 is primarily due to receiving state tax refunds on net operating loss carrybacks in excess of amounts previously provided for by Enlighten. In 1998, Enlighten recognized a tax benefit of $41,400 as a result of receiving Federal tax refunds on net operating loss carrybacks in excess of amounts previously provided for by Enlighten. The tax benefit was partially offset by a $15,200 tax expense incurred as a result of the U.K. operations. No tax benefit, other than those stated above, were recognized in these years due to the uncertainty related to Enlighten's ability to recognize a tax benefit for loss and credit carryforwards.

LIQUIDITY AND CAPITAL RESOURCES


        At June 30, 2000, our cash and cash equivalents and short-term investments were $2,564,200, representing 58% of total assets. Cash equivalents are highly liquid investments with original maturities of ninety days or less. Our short-term investments are primarily highly liquid investment grade commercial paper. Our working capital was $2,766,400 as of June 30, 2000. We had no debt as of June 30, 2000, other than normal trade payables and accrued liabilities. Shareholders equity as of June 30, 2000 was $3,635,700.

        During the six months ended June 30, 2000, cash used in operating activities increased $249,300 to $1,517,600, compared to the same period of the prior year. The change was principally caused by an increase in the net loss, partially offset by a decrease in accounts receivable.



        Our investing activities have consisted primarily of short-term investments, capitalization of software development costs, and additions to capital equipment, which combined represented $90,200 and $53,000 of cash used for investing activities during the six months ended June 30, 2000 and 1999, respectively.



        Financing activities provided cash of $2,879,800 in the first six months of 2000, compared with cash provided of $129,500 in the same period of 1999. Cash provided from financing activities consisted of Enlighten's April 2000 private placement offering of 715,885 units, each consisting of one share of common stock and one redeemable purchase warrant to purchase one share of common stock, the exercise of employee stock options and the employee stock purchase plan.


        Our operating activities used cash of $2,075,500 in 1999, compared to cash used by operating activities of $1,334,200 in the prior year. The increase in cash used by operating activities was principally caused by increases in net losses and accounts receivable and a decrease in accrued and other liabilities, partially offset by an increase in trade accounts payable and depreciation and amortization expense.

        Our investing activities have consisted primarily of short-term investments, capitalization of software development costs, and additions to capital equipment. Investing activities provided cash of $668,800 in 1999, compared with using cash of $684,000 in 1998. The increase is primarily due to an increase in sales of short-term investments, partially offset by capitalized software development costs and equipment acquisitions.

        Financing activities provided cash of $552,300 in 1999, compared with cash provided of $2,512,100 in the prior year. The decrease is primarily due to cash provided by the 1998 public offering of common stock, partially offset by the proceeds from the exercise of employee stock options and the employee stock purchase plan.


        We believe that our existing capital resources, including our recent financing where we raised $3,114,100, are adequate to maintain our current operations through December 2000. In order to maintain our current operations beyond December 2000 and to continue to fund and expand our operations and meet our other obligations through 2001, we will be required to obtain additional financing. The extent of our need for additional financing depends on our future performance, which, in turn, is subject to general economic conditions, and business and other factors beyond our control. There can be no assurance that we would be able to obtain such financing, or that any financing would result in a level of net proceeds required.



                        RECENT ACCOUNTING PRONOUNCEMENTS

        In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for all fiscal years beginning after June 15, 2000, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - An Amendment of FASB Statement No. 133." SFAS No. 133 requires Enlighten to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. It further provides criteria for derivative instruments to be designated as fair value, cash flow and foreign currency hedges and establishes respective accounting standards for reporting changes in the fair value of the derivative instruments. Upon adoption, Enlighten will be required to adjust hedging instruments to fair value in the balance sheet and recognize the offsetting gains or losses as adjustments to be reported in net income or other comprehensive income, as appropriate. Enlighten is evaluating its expected adoption date and currently expects to comply with the requirements of SFAS No. 133 in fiscal year 2001. Enlighten does not expect the adoption will be material to Enlighten's financial position or results of operations since Enlighten does not participate in such investments or activities.

        In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. In March 2000, the SEC issued SAB No. 101A that delayed the implementation date of SAB No. 101. In June 2000, the SEC issued SAB No. 101B that further delayed the implementation date of SAB No. 101. Enlighten must adopt SAB No. 101 no later than in the fourth quarter of fiscal 2001. Enlighten has not determined the impact that SAB No. 101 will have on its financial statements and believes that such determination will not be meaningful until closer to the date of initial adoption.

        In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25." This Interpretation clarifies the application of Opinion 25 for certain issues including: (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. In general, this Interpretation is effective July 1, 2000. Management does not expect the adoption of Interpretation No. 44 to have a material effect on Enlighten's consolidated financial positions or results of operations.


                                    BUSINESS

OVERVIEW

        We provide software products that allow the user to automate configuration and management tasks and monitor critical performance and operational characteristics of computer servers and workstations in the commercial environment. Our products allow the user to manage many computers through a single console view of its computer infrastructure. Our product is available for multiple operating systems within three distinct categories of computer and software architecture, including Linux, Unix and Windows. Our products enable users of computer servers and workstations that are networked or internet based to manage their operations across various sites. Our core product, the EnlightenDSM(TM), allows companies to manage their mission critical computer servers and workstations by enabling system managers and administrators to standardize the management of diverse computer operating systems, such as Linux, Unix and Windows, and to monitor the on-going performance and availability of many different systems running together.

        Our software manages products from vendors such as Compaq Computer Corporation, Hewlett-Packard Company, International Business Machines Corporation, Intel Corporation, Microsoft Corporation, The Santa Cruz Operation, Silicon Graphics, Sun Microsystems, Red Hat, TurboLinux,

Caldera Systems, and SuSE. Our award winning EnlightenDSM product suite is a fully integrated, cross-platform software solution.

        The key elements of our strategy include enabling the integration of Linux into the corporate environment, focusing on the mid-sized organization and departments of larger companies, adding timely effective manageability to internet based application environments and distributing our products through third-party relationships such as software vendors, hardware vendors, Linux distributors, systems management service providers, and Linux appliance manufacturers.

        We are a leading provider of systems management software on the Tandem platform, providing a range of automated systems management products to over 400 companies in 30 countries. In October 1997 we sold our Tandem operations in order to focus efforts on our UNIX/NT product suite.

        Enlighten Software Solutions, Inc. was incorporated in California in June 1986 as LAB, Inc. In June 1986, LAB, Inc. changed its name to Software Professionals, Inc. In May 1996, Software Professionals, Inc. changed its name to Enlighten Software Solutions, Inc. Enlighten's principal executive offices are located at 999 Baker Way, Fifth Floor, San Mateo, California 94404. Enlighten's telephone number is (650) 578-0700.

RECENT DEVELOPMENTS FOR ENLIGHTEN

        In 2000 and 1999, we continued adding OEM partners and introduced versions of our EnlightenDSM product for certain releases of the Linux open source operating system. Linux is a free, open source alternative to proprietary Unix operating systems. The Linux operating system is bundled with complimentary products, packaged, sold and supported by many different companies. These products are commonly known as Linux distributions. During 2000, we entered into an agreement to include our system monitoring and reporting technology into the SuSE Linux 6.4 for Intel distribution, entered into a product distribution agreement with The LinuxStore and completed a customer licensing agreement with Mindspring Enterprises, since merged into Earthlink. During 1999, we released version 3.4 of our product which operates on the Linux operating systems distributed by Red Hat and TurboLinux, entered into an agreement with Intel to incorporate the Linux version of our technology into Intel's LANDesk(R) product for its System Management Division, entered into an agreement with IBM for IBM to integrate the EnlightenDSM product into IBM Suites for Solaris and AIX and entered into an agreement with Sun to produce a seamless integration between a unique product made up of certain administrative portions of the EnlightenDSM product and Sun's Management Center products, (formerly Sun Enterprise SyMON). With version 3.4, EnlightenDSM allowed event monitoring and system management across each of the major Unix operating systems, Windows NT/98/95 and the rapidly expanding Linux operating system.

Key Management Changes

        Mr. Bill Bradley was promoted to Chief Executive Officer in December 1999 after joining Enlighten in August 1998 as Vice President of Business Development and in September 1999 becoming President and Chief Operating Officer. Mr. Bradley possesses over twenty years of sales, marketing and management experience. His emphasis has been high-technology, particularly in the area of new business development. From October 1997 through August 1998, Mr. Bradley served as a consultant to Enlighten focusing on business development, strategic planning and marketing. Mr. Bradley served as President of Design Technology, Inc., a software design and consulting firm in Denver, Colorado, from July 1995 through October 1997. He started his career at IBM in the Data Processing Division and is a graduate of Colorado College. Mr. Bradley replaced David D. Parker as President and CEO, who held those positions since 1997. Mr. Parker, a Director of Enlighten, was named Co-Chairman of the Board of Directors. Additionally, Mr. Parker will continue to serve in various marketing roles with Enlighten.

        Mr. J. Brad Booze joined Enlighten in June 2000 as Chief Operating Officer. From 1992 to 1999, Mr. Booze held various executive level positions within Cendant Corporation including Director of Planning and Vice President of Product Development for its RCI and WizCom Services subsidiaries. From 1987 to 1992, he worked as a consultant within Ernst & Young's Management Consulting Services practice. Prior to Ernst & Young, he served a s systems analyst in Procter & Gamble's Management Information Services Division. Mr. Booze holds a BA in Computer Science and an MBA in Finance, both from Indiana University.

        Mr. Stephen Giusti was promoted to Vice President, Finance and Administration and Chief Financial Officer in December 1999 after joining Enlighten in August 1999 as Controller. From January 1998 to August 1999, Mr. Giusti served as Accounting and Financial Reporting Supervisor at Cadence Design Systems, Inc. From January 1991 to December 1997, Mr. Giusti served various positions at the public accounting firm of Meredith, Cardozo, and Lanz, LLP, most recently as Manager. Mr. Giusti is a Certified Public Accountant in the State of California. Mr. Giusti replaced Michael A. Morgan as Vice President and CFO, who held those positions since 1991. Mr. Morgan remains a Director and Secretary of Enlighten.

OEM Bundling and Reseller Agreements


        In August 2000, we expanded our relationship with SGI. SGI will bundle the entire EnlightenDSM product on SGI's servers and workstations for their IRIX and Linux operating systems. Enlighten will continue to receive license fees for each copy distributed to its IRIX customers and will receive lower maintenance fees through December 2000, when maintenance agreements will be directly with the end-users.


        In March 2000, we entered into an agreement with SuSE in which SuSE will bundle a single user version of our system monitoring and reporting technology with each copy of SuSE's Linux 6.4 for Intel distribution. Under this agreement, SuSE customers will be able to monitor critical system and operating conditions once they have licensed the technology through our e-commerce website.

        In February 2000, we entered into a product distribution agreement with The LinuxStore, a wholly owned subsidiary of EBIZ Enterprises, to distribute our EnlightenDSM 3.4 for Red Hat through The LinuxStore's e-commerce website.

        In October 1999, we entered into an agreement with Intel Corporation to integrate the Linux version of the EnlightenDSM product into Intel's LANDesk(R) Server Manager product. The LANDesk(R) Server Manager can be fully integrated into Intel's LANDesk(R) Management Suite, the industry-leading system management tool for Microsoft and Novell networks. Under this agreement, we will receive a certain percent of the license revenues Intel records from the sale of each copy of LANDesk(R) Server Manager for Linux shipped by Intel or its resellers.

        In August 1999, we entered into an agreement with TurboLinux, in which TurboLinux will bundle a single user copy of the EnlightenDSM product with each copy of TurboLinux's workstation, server and TurboCluster Linux distributions. Under this agreement, we will receive a certain amount for each unit of EnlightenDSM shipped with revenue-generating versions of TurboLinux's Linux distribution, up to a certain percent of these revenues.

        In January 1999, we entered into an agreement with International Business Machines ("IBM") to integrate the EnlightenDSM product into IBM Suites for Solaris and AIX. Under this agreement, we will receive a fixed percentage of the total IBM Suites for Solaris and IBM Suites for AIX revenues.

Other OEM Developments

        In January 1999, we entered into an agreement with Sun Microsystems to produce a product that will seamlessly integrate into the Sun Management Center (formerly Sun Enterprise SyMON). We sell this product directly to Sun's Sun Management Center customers adding certain administrative tools from the EnlightenDSM product to complement the existing event monitoring software that is included in the Sun Management Center product. Under this agreement, we work with Sun to cooperatively market our complementary administrative product to Sun Management Center customers.

INDUSTRY BACKGROUND

        The most dynamic changes in the industry continue to be in the market consisting of networked computer systems comprised of servers and workstations. These computer systems have traditionally been based upon Unix and Windows NT operating systems. In the last year Linux has moved in to compete with the growth of these existing systems. At the same time many companies are increasingly using these servers and their associated workstations for more time sensitive or mission critical applications that are integral to the organization's day-to-day operations. This trend is being accelerated by the increased use of the Internet between businesses, between businesses and customers and within companies to automate and communicate more efficiently. In more and more cases today, the Internet, and the web-based applications that companies build to exploit it, are the business itself. Taken together, customers face the addition of Linux to the already complex mix of many flavors of Unix and Windows and the increased need for immediate, flexible and easy to use computing solutions that provide business benefits quickly.

        The Linux Operating System and the accelerated adoption of this platform in customer IT departments are of high interest to Enlighten. Linux is an Open Source operating system meaning that it is both free to download from the Internet and open to modification and enhancement by users and other interested parties. Linux is interesting because, according to International Data Corporation, it has a growth rate twice that of traditional Unix and Windows systems yet it lacks the sophisticated tools and utilities for management and instrumentation that accompany traditional commercial products. Native Linux management tools typically address the management of a single Linux machine one at a time and do not address the management of Linux, Unix and Windows networks that need to function collectively. Commercial adoption of Linux is being promoted by companies such as Red Hat, SuSE, TurboLinux, VA Linux, Linuxcare, Silicon Graphics, IBM and others.

        The commercial providers of Linux fall into three primary categories. The first is Linux Distributors. These companies take the freely available Linux operating system and package it with enhancements that add commercial value and make it easier to install and use. The second is Linux Service Providers. These companies sell installation, customization, development and ongoing support services that relate to and depend on Linux. The third is Linux Solution Providers that combine the Linux operating system with other hardware or software components to provide a turnkey solution. As an alternative to traditional Unix operating systems, Linux systems have potential to provide robust, reliable and scalable commercial computing performance at a much lower price point.

        Working in the same environment, Unix and Linux comprise the open systems marketplace that offers several benefits to customers, such as common standards, allowing for combinations of hardware and software from a variety of vendors. Other benefits include lower price points than mainframes, cost effective networking and a large pool of experienced technical personnel. However, managing the operations of large client/server systems or massive rack mounted servers in an Internet Service Provider ("ISP") or Application Service Provider ("ASP") environment can be difficult and labor intensive. As corporate customers build mission critical applications and Internet based relationships on Linux, Unix and Windows NT systems, they are demanding sophisticated yet quick and easy to deploy management and administration tools. The diversity of systems and applications has increased significantly in recent years. The introduction and proliferation of the Linux operating system into existing Unix and Windows NT environments, the increased scope of applications from core business transactional software to decision support, groupware and Internet/Intranet products, and the advancement of requirements of a centralized information technology, or IT, department to manage systems in remote physical locations has greatly expanded the systems management expertise required within IT organizations of these companies. Additionally, an inherent characteristic of open systems is a lack of complete integration of the various vendors' products. The development of standards such as Simple Network Management Protocol, or SNMP, the leading protocol for network management and the leading standard for information collection in multi-vendor computing environments, provide a standard framework for systems management products in open environments, but these standards must be integrated and managed. Many hardware manufacturers have been slow to provide effective multi-vendor solutions to manage their own, let alone their competitor's hardware, creating a market need for truly heterogeneous system administration solutions.

        While open systems have produced significant advantages, the management of these widespread mixed vendor open systems presents a major challenge. Add to that the increased demands to reduce time to deployment and time to market that are imposed by the Internet and web based applications and businesses face the prospect of managing increasingly complex networks of resources with less time and skill to make them productive and keep them available. The responsibility for managing these open systems has become the domain of technicians who typically use limited system utilities and historically prefer "home grown" routines and manual procedures.

        The market needs of open systems customers are currently being addressed either through manual procedures and routines of a company's internal IT organization, or by one of three types of solutions: (i) point products, or stand-alone products designed to address one particular function or requirement;
(ii) interfaced products, or a set of point products loosely coupled by a common interface but not truly integrated; and (iii) enterprise systems management frameworks, or large monolithic products designed to manage a customer's entire computing infrastructure from mainframe systems, to Unix/NT/Linux systems, to desktop PCs. Many products serving this market were developed by porting dated mainframe technology and architecture to the Unix environment. These solutions are typically expensive to acquire and implement due to the extensive efforts associated with installing and configuring these products to a customer's particular environment.

THE ENLIGHTEN SOFTWARE SOLUTION

        Our products are suited for quick, effective installation and implementation to provide a management infrastructure that matches today's needs for immediate, flexible solutions in the Internet business environment. Our mission is to provide the industry's most pervasive software solutions to help corporate enterprises simply and inexpensively monitor, manage and administer computers that are spread among many locations and consist of many different operating systems. We intend to be a market leader for easy to use, out-of-the-box, broad-based functionality for event monitoring and systems. While numerous standards are being introduced and companies are vying to position themselves in the open systems management market, we are positioning our EnlightenDSM product suite as the one product that is vital and affordable to open systems managers in mixed Linux, Unix and Windows environments.

        Our systems management solution differentiates itself from other companies' systems management approaches. We believe that systems managers demand management tools that are simple to use, easy to install, scalable and customizable, intuitive to learn and reasonably priced. The EnlightenDSM product suite is targeted to the broadest segment of the open systems market: customers with ten to 1,000 servers and workstations from a variety of the most popular vendors. We believe the product's key strengths that address the needs of this market niche are:

        - Ease of Use: EnlightenDSM is designed to be easily installed and configured. The product is installed and managed from a graphical window. Graphical templates drive the deployment and initial configuration of the product and provide the interface for ongoing monitoring and management once installed. This easy to use interface standardizes complex, proprietary rules and procedures between various server vendors. EnlightenDSM uses the native protocols and storage schemes of each supported platform instead of a proprietary database that cannot be accessed outside of the product.

        - Time to Deployment and ROI: EnlightenDSM installs and begins operating in hours and can be fully configured with customized event alarms and thresholds and integration with other third-party products in weeks. Return On Investment associated with deployment of systems management begins very early after installation, giving customers immediate benefit. Customers benefit from greater productivity of their professional IT staff because of single-console, graphical management of the entire networked environment. Customers also achieve higher availability of all managed servers and workstations because EnlightenDSM monitors critical operating parameters and will alert operators or take automatic corrective action when necessary.

        - Broad Functionality: EnlightenDSM addresses a broad range of system monitoring and administration needs, alleviating the customer from the need to make a series of investments in "point" product solutions. EnlightenDSM provides a common interface for an integrated product that addresses (i) user account configuration, (ii) printer resource management, (iii) network services configuration and management, (iv) security auditing, (v) disk and file management, (vi) archive management,
                (vi) systems management and (vii) event generation and monitoring.

        - Price Performance: We believe our product is generally priced below comparable point products in the market, as well as enterprise framework products.

        - Open Architecture: EnlightenDSM is based on an architecture which is designed to be easily integrated with most existing point solutions as well as solutions developed by customers internally. The product is also designed to communicate "up" to the enterprise framework products with event mechanisms or easy-to-write scripts in the product's Programmable Event Processor or PEP. EnlightenDSM uses Structured Query Language or SQL with any Open Database Connectivity or ODBC databases and SNMP. The product can operate as an integral part of an enterprise management environment in a larger customer environment, or as the focal point of administration and management in a smaller customer environment, or in divisions/sites of a larger customer environment.

        EnlightenDSM is scalable to large networks and supports the day-to-day operational requirements of networked systems, such as adding users and nodes, reconfiguring system processes, managing disk storage and managing Internet/Intranet users. We believe our product suite is affordably priced, scalable to match customer needs, designed to install quickly for most configurations, and will integrate with other system console and network administration products, such as those offered by Tivoli, CA Unicenter, Remedy and many others.

        STRATEGY

        The following discussion regarding our response to the systems management market and our product and marketing strategy contains forward-looking statements and actual results may vary substantially depending upon a variety of factors, including, but not limited to, the development of emerging markets for systems management and administration software, competition, technological change, changing customer needs, evolving industry standards, any product development delays and our ability to manage future growth and new distribution channels, if any. These and other factors are more fully discussed under the caption "Risk Factors" on page 7.

        Our objective is to become a market leader in integrated open systems event monitoring and systems administration. To achieve this objective, we have adopted a business strategy incorporating the following elements:

        The integration of Linux into the corporate environment

        The management tools and utilities available for the Linux operating system are designed for single machine management only and are typically shareware or freeware that address only one aspect of systems management. In addition, native Linux management tools address Linux platforms only and thus are not beneficial to the existing Unix and Windows environments found at our typical customers. Because our EnlightenDSM product is cross-platform and addresses a broad range of system management and administration needs, IT managers can easily integrate Linux servers and workstations into their corporate environment and use the same tool for a single-console view of the Linux, Unix and Windows systems in their enterprise. These tools enable users to manage resources in a scalable way and enable the further commercialization of Linux in the business environment.

        Focus on the "under-served" market

        We believe that most of the products in the enterprise systems management market are currently focused toward Fortune 500 companies that possess the resources necessary to implement a monolithic enterprise-wide systems management solution. Mid-sized companies, and smaller sites or departments of larger companies cannot effectively and efficiently implement these solutions. Additionally, these customers require less intrusive, more cost-effective means to manage their Linux, Unix and Windows systems. We believe there are very few products to assist these organizations in managing and monitoring their open systems networks. Our focus for our Linux, Unix and Windows products is this under-served market, defined as sites with ten to 1,000 Linux, Unix or Windows workstations or servers without a large mainframe presence. We feel our low-cost, easy-to-use, non-intrusive workgroup administration and systems monitoring solution is the most effective tool for these companies.

        Penetrate the market primarily through third-party relationships

        Our sales and marketing focus is primarily through indirect sales and partner relationships. We have entered into OEM bundling or technology agreements with Silicon Graphics, IBM, Sun, TurboLinux, SuSE and Intel. Our product architecture and the design, price point and ease of use of the

EnlightenDSM product allow it to be effectively bundled with a hardware or appliance manufacturer's operating system, integrated into a software vendor's offering, or bundled with a Linux distribution. These relationships are allowing us to penetrate different markets by proliferating our product and technology on thousands of systems. We intend to continue to pursue additional partnering relationships and intend to focus our sales and marketing efforts on the following:

        - Systems Management and Other Software Application Vendors: We believe our product suite is complementary with several software vendors' applications. EnlightenDSM's architecture is designed to allow integration with other third-party software products with minimal engineering requirements. We intend to pursue relationships with software companies providing systems management, web monitoring and management, clustering, help desk software and other "customer care" applications with which our product could be integrated and sold as a combined solution.

        - Linux Distributors: Linux distributors can use the same management tools and appreciate the value that EnlightenDSM offers. All of the distributors of Linux share the same base operating system with its need for enhanced management and integration to the existing Unix and Windows environment.

        - Systems Management Service Providers: We believe that our product suite can be effectively used by third party Linux and Unix systems management consulting and outsourcing service providers to remotely monitor and administer their customers IT infrastructure without those customers having to use their valuable resources on critical corrective issues or mundane administrative functions. We intend to pursue relationships with service providers where our product can be used to increase the quality and efficiency in managing heterogeneous open systems environments.

        - Linux Hardware and Appliance Manufacturers: We believe that Linux hardware and appliance manufacturers lack effective systems management solutions. A Linux appliance is a hardware device bundled with the Linux operating system and dedicated to a specific purpose. As the competition for this hardware increases and price points drop, we feel these manufacturers will need to add value through the ability to offer solutions to customers that provide lower cost of ownership through ease of use, administration and networked integration for their systems.

        - Selected End-Users: Our primary focus is to market and distribute our product through indirect channels. However, we maintain a small direct sales force focused on select opportunities where we can provide value through stronger, more dedicated customer relationships.

        PRODUCTS

        We offer software products designed to automate the management and administration of computer systems. Set forth below is a summary of our principal product offerings.

        In the fast-paced Linux/Unix/Windows environment, millions of new computers are being deployed annually. All system administrators must learn to manage networks in which users are added on a regular and continuous basis. The tools these system administrators need to effectively perform their jobs should be simple, easy to implement and intuitive; not complex, rules-based systems management software. Our customers routinely use our products to add and manage users in mixed environments from a single, template driven interface to all machines at the same time.

        In December 1994, we acquired core technology for Unix systems administration products and released two complementary Unix products in the second quarter of 1995. The features of these two products were combined in EnlightenDSM version 2.0, which was released in May 1996. This product was further updated to version 3.2 in 1999 and, in October 1999, we released version
3.4 of EnlightenDSM for Linux distributed by TurboLinux and Red Hat.

        EnlightenDSM is a standards-based, multi-function management system covering the following disciplines: user administration, file system management, Internet/Intranet management, printer management, security checking, archiving, subsystem monitoring, event generation/tracking and other system functions. EnlightenDSM runs on a variety of open systems computer platforms, including Red Hat Linux, TurboLinux Linux, HP/UX, SUN/Solaris, IBM/AIX, Intel and AMD X86 families, Silicon Graphics/IRIX, Compaq True64 and Microsoft Windows 2000/NT/98/95. Cross-platform functionality enables the management of diverse and distributed systems from a centralized console.

        EnlightenDSM automatically collects and saves status, configuration, performance and capacity information and makes it available for monitoring by most commercial SNMP managers. The product monitors system resources including peripheral devices, processes, resources and services. Thresholds can be set to generate alarms that warn users of an error or problem about to occur. For example, in some cases our customers use the product to monitor the status of business critical Oracle database servers. The EnlightenDSM product can be programmed to automatically take corrective action and/or provide immediate notification to operators before critical events escalate to cause significant problems. EnlightenDSM monitors and reports changes in system inventory and can track the addition or removal of memory, disk drives, tape drives and other devices, thereby reducing costly downtime and improving system performance.

        SALES AND DISTRIBUTION

        Our revenues are derived from three sources: product license fees, product maintenance fees and consulting services.

        Product license fees


        During 1999 and for the six months ended June 30, 2000, we marketed our products through a direct field sales force and third-party distributors. Our products were marketed throughout North America, Europe and parts of the Pacific Rim by our product sales organization located at our headquarters in San Mateo, California as well as through our regional field sales office in Denver, Colorado and through independent distributors. Additionally, in November 1999, we launched our Internet e-commerce site, which allows customers to purchase and download certain EnlightenDSM products.



        Product license fees in 1999 and for the six months ended June 30, 2000 consisted primarily of revenue from the granting of perpetual licenses and from the licensing of product upgrades necessary when customers upgrade their system hardware. Revenue from end-user licenses is payable in full at the commencement of the license period and is recognized after all of the following events have occurred: (i) a product evaluation has been shipped to the customer; (ii) the customer elects to purchase the software following an evaluation period; (iii) the customer signs the related contract; (iv) the fee is fixed and determinable; and (v) the collection of resulting receivables is probable. Product license fees represented 55%, 55% and 64% of total revenue for the six months ended June 30, 2000 and for the years ended December 31, 1999 and 1998, respectively.


        We continue to build our sales, marketing and customer support organizations with a focus on delivery of our products to OEM partners, resellers, system integrators and select end-users. An essential element of our sales and marketing strategy is indirect distribution channels, such as OEMs, ISVs and VARs, as well as other systems management and application software vendors whose products are complementary with ours.

        In January 1998, we established our first OEM relationship with Silicon Graphics to bundle a subset of features of the EnlightenDSM product with each server and workstation that Silicon Graphics ships. Since that first agreement, we have entered into agreements with four additional OEM's. In December 1998, we entered into an agreement with Sun to produce a product that will seamlessly integrate into the Sun Management Center product (formerly Sun Enterprise SyMON). In January 1999, we agreed with IBM to integrate the EnlightenDSM product into IBM Suites for Solaris and AIX. In August 1999, we entered into an agreement with TurboLinux in which TurboLinux will bundle a single user copy of the EnlightenDSM product with each copy of TurboLinux's workstation, server and TurboCluster Linux distributions. In October 1999, we entered into an agreement with Intel to integrate a subset of the Linux version of the EnlightenDSM product into Intel's LANDesk(R) Server Manager product for Linux shipped by Intel or its resellers.

        We are currently investing, and intend to continue to invest, significant resources to develop the OEM, ISV and VAR channels. Our efforts to expand our third-party channels are intended to penetrate the market and achieve widespread commercial acceptance of our products as a workgroup administration standard. There can be no assurance that we will be successful in our efforts to increase the revenues represented by this channel. We will be dependent upon these third-party relationships for a significant portion of our revenue for the foreseeable future. There is no assurance that our third-party distributors will effectively distribute and exploit our products. The inability to recruit additional third parties to distribute, market and support our products could have a material adverse affect on our business, operating results and financial condition. A more detailed discussion of these and other risks associated with our business is set forth under the caption "Risk Factors" on page 7 of this prospectus.

        Product maintenance fees

        All customers subscribing to our maintenance service agreements are entitled to receive (i) technical support and consultation, primarily over the telephone, and (ii) subsequent product enhancement and maintenance releases we periodically produce. Product maintenance support is provided directly to customers as well as through our authorized distributors. As part of the business model to market through indirect channels, we provide training and education for our third-party distributors to insure technical proficiency with our products and technology.


        Product maintenance fees consist of all maintenance revenue on new and existing installed software products. We generally charge end users, on an annual basis, for telephone support, product updates and product enhancements. OEM, partner and distributor maintenance is negotiated separately. Product maintenance revenue is recognized ratably over the maintenance contract period (typically one year). Product maintenance fees accounted for 33%, 20% and 17% of total revenue for the six months ended June 30, 2000 and for the years ended December 31, 1999 and 1998, respectively.

        Consulting services


        Revenue from consulting services consists of fees charged for contract services, product training and other service activities. This division of our technical support organization provides fee-based consulting services to our customers throughout the United States. Consulting service revenue is recognized when services are performed for time and material contracts and on a percentage of completion basis for fixed price contracts. Consulting services represented 9%, 17% and 7% of total revenue for the six months ended June 30, 2000 and for the years ended December 31, 1999 and 1998, respectively.


        PRODUCT DEVELOPMENT

        The computer software industry is characterized by rapid technological change and is highly competitive in regard to timely product innovation. Accordingly, we believe that our future success depends on our ability to enhance current products that meet a wide range of customer needs and to develop new products rapidly to attract new customers and provide additional solutions to existing customers. In particular, we believe we must continue to respond quickly to users' needs for broad functionality and open systems support.

        We address the needs of current users through regularly scheduled maintenance and enhancement releases. At the same time, we seek to acquire and develop new products to meet the needs of a broader group of users.

        We provide an integrated workgroup administration and systems management product for open systems currently running on four different Linux distributions, six different Unix-based systems and Microsoft Windows 2000/NT/98/95. The EnlightenDSM product consists of the following features: user administration, file system management, Internet/Intranet management, printer management, security checking, archiving, subsystem monitoring and event generation/tracking.

        Our strategy is to continue to enhance EnlightenDSM's functionality through new releases and new feature development to meet the continually advancing systems administration and management requirements of our customers, including:

        -       increased scalability and performance;

        - increased integration with other systems management point solutions as well as other enterprise systems management frameworks;

        - increased levels of automation and ease of use to further reduce administrative costs and overhead;

        -       increased range of supported platforms; and

        - continued customization for our current and new third-party distributors.


        There can be no assurance that we will be successful in developing and marketing new features or products that respond to technological change or evolving industry standards, that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of any new features or products, or that our new features or products will adequately meet the requirements of the marketplace and achieve market acceptance. Additionally, our product development staff will be under increased pressure as our products are deployed on a significantly greater number and variety of machines by virtue of the Silicon Graphics, IBM, TurboLinux and Intel bundling relationships (or other additional third-party relationships, if any). Due to the complexity of the product and the large number of network configurations in the market, it is extremely difficult to fully test EnlightenDSM in all possible environments and, although we employ a continual effort to assure a quality product, there is no assurance that errors will not be found in the released commercial product resulting in delays of new feature development. If we are unable, due to lack of resources or for technological or other reasons, to develop and introduce new features and products in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition will be materially adversely affected. See "Risk Factors" on page 6 of this prospectus.



        As of August 31, 2000, we had twenty one (21) professional and technical employees engaged in research and development. During the six months ended June 30, 2000 and the fiscal years ended December 31, 1999 and 1998, our research and development expenditures were $1,305,000, $1,764,300 and $1,692,000, respectively.


        COMPETITION

        The systems management market in which we compete is intensely competitive, highly fragmented and rapidly changing. In order to compete, we must enhance our current products, enhance the interoperability of our products with other products, management frameworks and operating systems through a truly open architecture, develop new products in a timely fashion and develop key strategic partnerships with other hardware and software vendors. Many of our competitors in the open systems markets are larger and have greater financial, technical, marketing and other resources than Enlighten. Because there are relatively low barriers to entry in the software market, we expect additional competition from other established and emerging companies. Increased competition is likely to result in price reductions, reduced gross margins and increased difficulty in establishing market share, any of which could have a material adverse affect on our business, operating results and financial condition

        Our principal competition in the market for open systems workgroup administration and system management products is from enterprise systems management vendors such as Tivoli, a wholly-owned subsidiary of IBM, and Computer Associates, as well as point products from BMC Software, Platinum Technologies, Veritas Software and Legato Systems. We also face competition from internal development groups of prospective end-user customers and OEMs, including operating system vendors, many of which have substantial internal programming resources and are capable of developing specific operating system level products for their own needs. In addition, certain operating systems vendors have already incorporated systems management capabilities into their operating system, including HP, Sun, IBM and Microsoft, which reduces such vendors' need for our products. Additional hardware manufacturers may elect to offer similar competitive products in the future. Given our size and the advantages our competition enjoys with respect to size and resources, there can be no assurances we can effectively compete in this market.

        PRODUCT PROTECTION

        We rely on a combination of copyright, trade secret and trademark laws and software security measures, along with employee and third-party nondisclosure agreements, to protect our intellectual property rights, products and technology. Our products are typically licensed on a "right to use" basis pursuant to perpetual licenses that restrict the use of the products to the customer's internal purposes. We distribute our software under license agreements that are signed by our end-users. Despite our precautions taken to protect our software, unauthorized parties may attempt to reverse engineer, copy, or obtain and use information we regard as proprietary. Policing unauthorized use of our products is difficult and software piracy is expected to be a persistent problem. Additionally, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

        We have entered into source code escrow agreements with some of our customers that require the release of source code to the customer in the event there is a bankruptcy proceeding by or against us, we cease to do business, or we are unable to fulfill our contractual obligations with respect to support. In the event of a release of the source code, the customer is required to maintain their confidentiality and, in general, to use the source code solely for the purpose of maintaining the software's usability. The provision of source code may increase the likelihood of misappropriation or other misuse of our intellectual property.

        We are not aware that our products, trademarks, or other proprietary rights infringe the proprietary rights of third parties. However, from time to time, we receive notices from third parties asserting that we have infringed their patents or other intellectual property rights. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such claims could be time-consuming, result in costly litigation, cause product shipment delays or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims. As the number of software products in the industry increases and the functionality of such products further overlap, we believe that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend. An adverse outcome in litigation or similar proceedings could subject us to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others, or require us to cease the marketing or use of certain products, any of which could have a material adverse effect on our business, operating results and financial condition.

        EMPLOYEES


        As of August 31, 2000, we employed 36 people. Of these employees, 21 were engaged in product development, 11 in sales, marketing and customer support and 4 in finance and other administrative departments. We believe our future success depends in large part upon the continued employment of our key technical and senior management personnel and our ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense, as certain of these personnel have significant prior industry experience and are in great demand. There can be no assurance that we can retain our key technical and managerial employees or that we can attract, assimilate or retain other highly qualified technical and managerial personnel in the future. None of our employees are subject to any collective bargaining agreements. Each of our employees have executed an agreement not to disclose trade secrets or other confidential information. We believe our employee relations are good.


                                   PROPERTIES


        We lease approximately 17,000 square feet of office space in San Mateo, California under a lease which expires in March 2001. We also lease a sales and support office in Denver, Colorado under a lease which expires in December 2000. We believe that our current facilities are adequate for our needs through 2000 and for the foreseeable future. Should additional space be needed, we believe space will be available to accommodate the expansion of our operations on commercially reasonable terms.


                              SELLING SHAREHOLDERS

        The table below sets forth the name of each selling shareholder, the number of shares of common stock which it owns or has the right to acquire as of June 30, 2000, the number of shares of common stock subject to sale under this prospectus, and the number of shares of common stock it would own assuming the sale of all shares of common stock covered by this prospectus. Except as set forth below, none of the selling shareholders has held a position or office or had a material relationship with us during the past three years.

        This table is based upon information supplied to us by the selling shareholders. Except as otherwise indicated, as of June 30, 2000, we believe that each person named in the table has sole voting and investment power with respect to all of the shares of our common stock listed as beneficially owned by it. The table has been prepared on the assumption that all shares offered by this Prospectus will be sold.

                                                                    Shares               Shares
                                        Shares Beneficially        Offered by         Beneficially
                                         Owned Prior to the          this            Owned After the
Selling Shareholders                         Offering              Prospectus           Offering
--------------------                    --------------------       ----------        ---------------
Ben Joseph Partners                           46,000(1)              46,000(1)                0
Clarion Capital Contribution                 114,942(2)             114,942(2)                0
Clarion Offshore Fund, Ltd                    36,782(3)              36,782(3)                0
Clarion Partners, LP                          78,160(4)              78,160(4)                0
Columbus Capital Partners, LP                230,000(5)             230,000(5)                0
EDJ Limited                                   46,000(6)              46,000(6)                0
Gruber-McBain International                   48,276(7)              48,276(7)                0
Jon D. Gruber                                 34,484(8)              34,484(8)                0
Lagunitas Partners, LP                       147,126(9)             147,126(9)                0
Land Meets the Sea, LLC                      400,000(10)            400,000(10)               0
Porter Partners, LP                          138,000(11)            138,000(11)               0
Proximity Fund, LP                           100,000(12)            100,000(12)               0
Samuel D. Skinner                             47,794(13)             47,794(13)               0
Moors & Cabot, Inc.                           71,590(14)             71,590(14)               0
Edgar Bierdeman                               35,794(15)             35,794(15)               0

(1) Includes 23,000 shares currently outstanding and up to 23,000 shares issuable upon exercise of warrants currently held.

(2) Includes 57,471 shares currently outstanding and up to 57,471 shares issuable upon exercise of warrants currently held.

(3) Includes 18,391 shares currently outstanding and up to 18,391 shares issuable upon exercise of warrants currently held.

(4) Includes 39,080 shares currently outstanding and up to 39,080 shares issuable upon exercise of warrants currently held.

(5) Includes 115,000 shares currently outstanding and up to 115,000 shares issuable upon exercise of warrants currently held.

(6) Includes 23,000 shares currently outstanding and up to 23,000 shares issuable upon exercise of warrants currently held.

(7) Includes 24,138 shares currently outstanding and up to 24,138 shares issuable upon exercise of warrants currently held.

(8) Includes 17,242 shares currently outstanding and up to 17,242 shares issuable upon exercise of warrants currently held.

(9) Includes 73,563 shares currently outstanding and up to 73,563 shares issuable upon exercise of warrants currently held.

(10) Includes 200,000 shares currently outstanding and up to 200,000 shares issuable upon exercise of warrants currently held.

(11) Includes 69,000 shares currently outstanding and up to 69,000 shares issuable upon exercise of warrants currently held.

(12) Includes 50,000 shares currently outstanding and up to 50,000 shares issuable upon exercise of warrants currently held.

(13) Includes 6,000 shares currently outstanding and up to 41,794 shares issuable upon exercise of warrants currently held.

(14) Includes up to 71,590 shares issuable upon exercise of warrants currently held.

(15) Includes up to 35,794 shares issuable upon exercise of warrants currently held.

                              PLAN OF DISTRIBUTION

        The 1,574,948 shares of our common stock offered by this prospectus consist of shares issued or issuable to accredited investors in connection with a privately placed equity financing on April 28, 2000, as follows:

        - 715,885 shares of common stock issued to the selling shareholders; and

        - up to 859,063 shares of common stock issuable to the selling shareholders upon exercise of warrants, with an exercise price of $4.65.

The warrants are exercisable until April 28, 2005.

        We have been advised by the selling shareholders that they, or their respective pledgees, donees, transferees or successors in interest, intend to sell all or a portion of the shares from time to time on the Nasdaq SmallCap Market (or other exchange on which the common shares are trading) at prices and on terms prevailing at the time of sale or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by the selling shareholders by one or more of the following methods:

        - block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

        - an exchange distribution in accordance with the rules of such exchange;

        - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

        -       privately negotiated transactions;

        -       short sales; or

        -       a combination of any of the above methods.

        There is no assurance that any of the selling shareholders and/or their respective distributees, donees or transferees will sell any or all of the shares held by them. In addition, some of the selling shareholders are funds which may in the future distribute their shares to their partners. Those shares may later be sold by those partners or their donees or transferees.

        Brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders. If any broker-dealer acts as agent for a purchaser of shares, the broker-dealer may receive commissions or discounts from the purchaser. Commissions or discounts will be negotiated at the time of the transaction and are not expected to exceed customary amounts.

        Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share. To the extent the broker-dealer is unable to sell the specified number, it may purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the selling shareholder. Broker-dealers who acquire shares as principal may then resell such shares from time to time in transactions, which may involve block transactions as described above, in the over-the-counter market or otherwise. Resales by broker-dealers may be at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales, broker-dealers may pay to or receive from purchasers of the shares commissions as described above. The selling shareholders may also sell their shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

        The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. If so, any commissions received by such broker-dealers or agents and any profit on the resale of shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        Under our agreement with the selling shareholders, we agreed to file a registration statement covering the 715,885 currently existing shares issued in our April 28, 2000 financing and the up to 859,063 additional shares issuable upon exercise of warrants issued in connection with the financing within 90 days following the closing of the financing and to use our best efforts to keep a registration statement covering these shares effective for up to two years following the closing.

        We will pay all expenses related to the registration of the shares covered by this prospectus, including:

        -       filing, registration and qualification fees;

        -       printers' fees;

        -       accounting fees; and

        -       the fees and disbursements of our outside counsel.

        We will not pay underwriters' or brokers' discounts and commissions or the fees or disbursements of counsel for any selling shareholder.

        The selling shareholders are not restricted as to the price or prices at which they may resell the shares. Any resales may have an adverse effect on the market price of the common stock. In addition, it is possible that a significant number of shares could be sold at the same time, which also may have an adverse effect on the market price of the common stock.

        We have agreed to indemnify the selling shareholders against specific civil liabilities, including liabilities under the Securities Act.

                                LEGAL PROCEEDINGS

        We are subject to certain legal actions that have arisen in the ordinary course of business. We believe that the ultimate outcome of these actions will not have a material affect on our consolidated financial statements or results of operations, although there can be no assurance as to the outcome of such litigation.

                                   MANAGEMENT

        EXECUTIVE OFFICERS AND DIRECTORS

        The following sets forth the executive officers and directors of Enlighten as of June 30, 2000:

                                                                                              Director
Name                   Age     Position with Enlighten                                         Since
----                   ---     -----------------------                                        --------
Bill Bradley           44      President and Chief Executive Officer                             --
J. Brad Booze          40      Chief Operating Officer                                           --
Stephen Giusti         33      Vice President, Finance and Administration and Chief              --
                               Financial Officer
Michael Seashols       54      Co-Chairman of the Board of Directors                            1997
David D. Parker        44      Co-Chairman of the Board of Directors                            1997
Peter J. McDonald      52      Director                                                         1986
Peter J. Sprague       61      Director                                                         1994
Michael A. Morgan      37      Director                                                         1991

        Mr. Bradley was promoted to Chief Executive Officer in December 1999 after joining Enlighten in August 1998 as Vice President of Business Development and in September 1999 becoming President and Chief Operating Officer. From October 1997 through August 1998, Mr. Bradley served as a consultant to Enlighten focusing on business development, strategic planning, and marketing. Mr. Bradley served as President of Design Technology, Inc. a software development and consulting firm in Denver, CO, from July 1995 through October 1997. He started his career at IBM in the Data Processing Division and is a graduate of Colorado College.

        Mr. Booze joined Enlighten as Chief Operating Officer in June 2000. From 1992 to 1999, Mr. Booze held various executive level positions within Cendant Corporation including Director of Planning and Vice President of Product Development for its RCI and WizCom Services subsidiaries. From 1987 to 1992, he worked as a consultant within Ernst & Young's Management Consulting Services practice. Prior to Ernst & Young, he served a s systems analyst in Procter & Gamble's Management Information Services Division. Mr. Booze holds a BA in Computer Science and an MBA in Finance, both from Indiana University.

        Mr. Giusti was promoted to Vice President, Finance and Administration and Chief Financial Officer in December 1999 after joining Enlighten in August 1999 as Controller. From January 1998 to August 1999, Mr. Giusti served as Accounting and Financial Reporting Supervisor at Cadence Design Systems, Inc. From January 1991 to December 1997, Mr. Giusti served various positions at the public accounting firm of Meredith, Cardozo, and Lanz, LLP most recently as Manager. Mr. Giusti is a Certified Public Accountant in the State of California.

        Mr. Seashols joined Enlighten in July 1997 as Chairman of the Board of Directors and Director. From 1994 through 1997, Mr. Seashols served as Chief Executive Officer of Usoft, Inc., a wholly-owned software subsidiary of Unysis, Inc. that provides development and maintenance tools for client/server and Internet based computer applications. From 1988 through 1993, he served as Chief Executive Officer and was a founder of Versant Object Technology Corporation, a provider of enterprise component management software systems for commercial applications in distributed computing environments. Previously, Mr. Seashols was a founder and the original Chief Executive Officer of Documentum, Inc., as well as vice president of sales for several software companies, including Oracle Corporation and Ingres. He also currently serves as an advisor to several software companies.

        Mr. Parker was elected to the Board of Directors in March 1999 and in December 1999, became Co-Chairman of the Board of Directors. Mr. Parker served as President and Chief Executive Officer from August 1997 through December 1999. From November 1996 through August 1997, Mr. Parker served as President of Web Logic, a software company developing enterprise Java server components. From July 1993 through October 1996, Mr. Parker served in various sales management positions, most recently as Vice President, Indirect Sales of Quintus Corporation, which markets and develops software and services for use in call center operations. Mr. Parker has over twenty years of experience in the software industry, including senior sales and management positions at Versant Object Technology Corporation and IBM.

        Mr. Morgan has served as a Director since October 1991. Mr. Morgan is currently Vice President, Finance and Administration and Chief Financial Officer of Talarian, Inc. From October 1991 through July 1999, Mr. Morgan served as Vice President, Finance and Administration, Chief Financial Officer, and Secretary of Enlighten after joining in May 1991 as Controller.

        Mr. McDonald founded Enlighten in June 1986 and served as Chairman of the Board, Director, President, and Chief Executive Officer from that date through July 1997. Since July 1997, Mr. McDonald has been employed as a strategic advisor to Enlighten.

        Mr. Sprague has served as a Director of Enlighten since February 1994. From 1965 through 1995, Mr. Sprague served as Chairman of the Board of National Semiconductor Corporation, a leading manufacturer of semiconductor components and integrated circuits. In May 1988, Mr. Sprague founded Wave Systems Corp., an electronic information company, for which he currently serves as Chairman.

        BOARD OF DIRECTORS

        All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. There are no family relationships among the directors or executive officers of Enlighten. Officers are elected by and serve at the discretion of the Board of Directors.

        COMMITTEES OF THE BOARD OF DIRECTORS

        Our Board of Directors has established an audit committee and compensation committee. Both committees are currently composed entirely of directors who are not officers or employees of Enlighten.

        The functions of the Audit Committee include recommending to the Board the retention of independent public accountants, reviewing and approving the planned scope of the annual audit, proposed fee arrangements, and the results of the annual audit, reviewing the adequacy of accounting and financial controls, and reviewing the independence of Enlighten's independent public accountants. The members of our Audit Committee are Mr. Seashols and Mr. Sprague.

        The Compensation Committee reviews and determines compensation criteria for executive officers, including the Chief Executive Officer, and grants all stock options. The members of our Compensation Committee are Mr. Seashols and Mr. Sprague. For additional information about the Compensation Committee, see "EXECUTIVE COMPENSATION AND OTHER MATTERS," included herein.

        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

        COMPENSATION OF DIRECTORS

        Directors who are employees of Enlighten do not receive any compensation for their services as directors. Directors who are not employees of Enlighten receive between $500 and $750 for attendance at each Board Meeting. Additionally, Enlighten's 1992 Stock Option Plan (the "Option Plan") provides that the Board has no authority, discretion, or power to grant options to any independent directors. Instead, each nonemployee director is automatically granted a nonqualified stock option to purchase 5,000 shares of common stock upon initial appointment or election and, for each year that a nonemployee director continues to serve on the Board, options to purchase 5,000 shares of common stock on the anniversary date of such initial appointment or election. Such options vest quarterly over a three-year period. Options to purchase 5,000 shares at an exercise price of $3.23 per share were granted to Mr. Sprague in February 1999 and options to purchase 5,000 shares at an exercise price of $3.13 per share were granted to Mr. Morgan in July 1999.

        EXECUTIVE COMPENSATION

        The following table sets forth information concerning the compensation paid during the years ended December 31, 1999, 1998 and 1997 of the persons who served as Chief Executive Officer during 1999 and the other most highly compensated executive officers of Enlighten in 1999 and two former executive officers (including the former Chief Executive Officer) who would have been among the most highly compensated executive officers in 1999 but who were not executive officers at December 31, 1999 (the "Named Executive Officers"):

                                                                                                                Long Term
                                                                                                               Compensation
                                                                         Annual Compensation                   ------------
                                                            --------------------------------------------        Securities
                                                                                            Other Annual        Underlying
                                             Year           Salary            Bonus         Compensation          Options
                                             ----           ------            -----         ------------       ------------
                                                                                                                 (shares)
Bill Bradley, President and Chief ......     1999          $143,900          $ 25,000          $     --           230,000
    Executive Officer (1)                    1998          $ 35,700          $  7,500          $ 48,700            60,000
                                             1997          $     --          $     --          $ 24,400            10,000

David D. Parker, Former President ......     1999          $180,000          $ 30,000          $     --           100,000
    and Chief Executive Officer (2)          1998          $180,000          $ 45,000          $     --                --
                                             1997          $ 40,900          $ 20,000          $     --           200,000

Michael A. Morgan, Former Vice .........     1999          $ 81,400          $ 10,000          $     --            50,000
    President, Finance and                   1998          $120,000          $ 28,700          $     --                --
    Administration and Chief                 1997          $110,000          $ 23,800          $     --            50,352(4)
    Financial Officer (3)


--------

(1) Mr. Bradley was named President and Chief Operating Officer in September 1999 and Chief Executive Officer in December 1999.

(2)     Mr. Parker resigned as an executive officer of Enlighten in December
        1999.

(3)     Mr. Morgan resigned as an executive officer of Enlighten in July 1999.

(4) Includes options to purchase an aggregate of 15,875 shares granted on June 19, 1997 replacing an option to purchase 3,375 shares granted on September 15, 1993, an option to purchase 5,000 shares granted on July 15, 1994, and an option to purchase 7,500 shares granted in August 30, 1995. Options to purchase 15,875 shares were canceled in connection with a repricing in 1997.

        OPTION GRANTS IN 1999

        The following table provides the specified information concerning grants of options to purchase Enlighten's common stock made during 1999 to the Named Executive Officers.


                                                  Individual Grants
                              -----------------------------------------------------------
                                             Percent of
                                               Total
                               Number of      Options                                           Potential Realizable Value at
                              Securities     Granted to                                         Assumed Annual Rates of Stock
                              Underlying     Employees      Exercise or                      Price Appreciation for Option Term
                               Options       In Fiscal      Base Price         Expiration    ----------------------------------
Name                           Granted          Year          Per Share           Date              5%                 10%
----                          ----------     ----------      ---------         ----------    -----------------    -------------
Bill Bradley ...........        30,000            4%          $ 2.8100          03/04/09          $ 53,000          $134,400
                               100,000           14%          $ 3.1875          09/20/09          $200,500          $508,000
                               100,000           14%          $ 3.5000          11/22/09          $220,100          $557,800
David D. Parker ........       100,000           14%          $ 2.8100          03/04/09          $176,700          $447,800
Michael A. Morgan ......        30,000            4%          $ 2.8100          12/31/00          $  8,600          $ 17,700
                                20,000            3%          $ 3.1300          07/30/09          $ 57,500          $128,700



        AGGREGATE OPTION EXERCISES AND 1999 YEAR-END VALUES

        The following table provides the specified information concerning exercises of options to purchase Enlighten's common stock in 1999 and unexercised options held as of December 31, 1999 by the Named Executive Officers.

                                                                      Number of Securities                Value of Unexercised
                               Number of                         Underlying Unexercised Options           In-the-Money Options
                                Shares                           at December 31, 1999 (shares)(1)        at December 31, 1999 (2)
                              Acquired on          Value         --------------------------------    ------------------------------
Name                            Exercise          Realized        Exercisable      Unexercisable     Exercisable      Unexercisable
----                          -----------         --------       ------------      --------------    -----------      -------------
Bill Bradley ..........               --          $     --           40,713          259,287          $106,375          $577,875

David D. Parker .......            9,000          $ 48,938          136,234          154,766          $477,895          $484,895

Michael A. Morgan .....          100,000          $436,555           35,102           18,334          $122,026          $ 33,221


(1) Enlighten stock options generally vest one-seventh six months from the date of grant and 1/42nd per month thereafter for each full month of the optionee's continuous employment by Enlighten. Options are exercisable only to the extent vested. Directors stock options generally vest 1/12th each quarter.

(2) The value of the unexercised in-the-money options is based on the closing price of Enlighten's common stock ($5.50 per share as reported on the Nasdaq Stock Market) on December 31, 1999, and is net of the exercise price of such options.

BENEFIT PLANS

1992 Stock Option Plan

        The Board of Directors and Enlighten's sole shareholder initially approved the adoption of the 1992 Stock Option Plan (the "Option Plan") on October 30, 1992 and September 10, 1993, respectively. On February 14, 1994 and February 15, 1994, respectively, the Board of Directors and the sole shareholder approved amendments to the Option Plan to provide for the automatic grant of options to non-employee directors of Enlighten. On May 15, 1995, Enlighten's shareholders approved an amendment to the Option Plan to increase the aggregate maximum number of shares of Enlighten's common stock issuable under the Option Plan by 590,000 shares, from 410,000 shares to 1,000,000 shares. On May 20, 1997, Enlighten's shareholders approved an amendment to the Option Plan to increase the aggregate maximum number of shares of Enlighten's common stock issuable under the Option Plan by 500,000 shares, from 1,000,000 shares to 1,500,000 shares, and to increase the per person share limitation (the "Employee Option Limit") from 25,000 to 150,000 shares per fiscal year. On May 20, 1999, Enlighten's shareholders approved an amendment to the Option Plan to increase the aggregate maximum number of shares of Enlighten's common stock issuable under the Option Plan by 500,000 shares, from 1,500,000 shares to 2,000,000 shares. The Option Plan provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant to employees, non-employee directors, and consultants of Enlighten of nonstatutory stock options. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of Enlighten, appropriate adjustments will be made to the shares subject to the Option Plan, to the Employee Option Limit, and to outstanding options. To the extent any outstanding option under the Option Plan expires or terminates prior to exercise in full, the shares for which the option has not been exercised are returned to the Option Plan and become available for future grant. As of December 31, 1999, 575,144 options to purchase shares of common stock (net of cancellations) had been exercised, options to purchase 1,271,489 shares of common stock were outstanding under the Option Plan at a weighted average exercise price of $2.97 per share, and 497,185 shares of common stock remained available for future grants.

        The Option Plan may be administered by the Board of Directors or a committee of the Board (collectively the "Administrator"), so that options granted thereunder shall qualify as transactions exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 promulgated thereunder. Subject to the terms of the Option Plan, the Administrator has the power to determine the terms of the options granted, including the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the terms of vesting and exercisability of each option, the type of consideration to be paid to Enlighten upon exercise of an option, the duration of each option, and all other terms and conditions of the options. The Administrator will interpret the Option Plan and options granted under the Option Plan, and all determinations of the Administrator will be final and binding on all persons having an interest in the Option Plan or any option. Options granted under the Option Plan are not transferable by the holders thereof other than by will or the laws of descent and distribution and each option, is exercisable during the lifetime of the holder only by such holder. No employee or contractor my be granted options to purchase more than 150,000 shares in any one fiscal year. Enlighten intends that compensation related to options granted to employees of Enlighten ("Employee Options") granted under the Option Plan qualify for the "performance-based compensation" exemption under
Section 162(m) of the Code. Section 162(m) generally limits the deductibility by Enlighten for federal income tax purposes of compensation paid to certain executive officers. The per share exercise price of an incentive stock option must equal at least the fair market value of a share of Enlighten's common stock on the date of grant. However, the per share exercise price of any Employee Option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Enlighten or any parent or subsidiary corporation of Enlighten must be at least 110% of the fair market value of a share of Enlighten's common stock on the date of grant, and the term of any such option cannot exceed five years. The terms of all other options granted under the Option Plan may not exceed 10 years. The per share exercise price of a nonstatutory stock option may be no less than 85% of the fair market value of a share of the common stock on the date of grant.

        All incentive stock option agreements under the Option Plan in effect on December 31, 1999 provide that one-seventh (1/7) of the options become vested six months after the initial grant date and one-forty-second (1/42) of the options vest upon completion of each succeeding full month of continuous employment (or service as a director) with Enlighten until fully vested 42 months after the initial grant date. Additionally, such agreements have provided that the exercise period for any optionee who ceases to be an employee for any reason, except death or disability, shall expire 30 days after such termination, but in no event later than the initial option term date; and if the optionee's employment ceases because of death or disability, the exercise period shall expire six months after such termination, but in no event later than the initial option term date.

        Generally, Employee Options may be exercised by payment of the exercise price in cash, by check, or in cash equivalent, by tender of shares of Enlighten's common stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale of some or all of the shares of common stock being acquired upon the exercise of the option, or by any combination of these. However, the Administrator may restrict the forms of payment permitted in connection with any option grant or may grant options permitting payment of the exercise price with a recourse promissory note in a form approved by Enlighten.

Director Options

        Only members of the Board of Directors who are not employees of Enlighten or any parent or subsidiary corporation of Enlighten ("Outside Directors") are eligible to receive Director Options under the Option Plan. As of December 31, 1999, Enlighten had three Outside Directors. Director Options are nonstatutory stock options.

        The Director Option component of the Option Plan is intended to constitute a "formula plan" within the meaning of Rule 16b-3 under the Exchange Act. Accordingly, Director Options are granted automatically and without the Administrator's discretion as to eligibility to receive Director Options or the amount, price and timing of Director Options. The Option Plan provides that on the first anniversary of the effective date (February 14, 1994) of the amendment to the Option Plan authorizing the grant of Directors Options (the "Effective Date"), each Outside Director who held office on the Effective Date is automatically granted a Director Option for 5,000 shares of Enlighten's common stock. Each new Outside Director first appointed or elected to the Board after the Effective Date will automatically receive a Director Option for 5,000 shares on the date of such appointment or election. In addition, each Outside Director will automatically receive an annual grant of a Director Option for 5,000 shares. The annual grant will be made on the anniversary of the Effective Date for each Outside Director holding office on the Effective Date or on the anniversary of an Outside Director's initial Director Option grant for all other Outside Directors.

        Each Director Option is evidenced by a written agreement between Enlighten and the Outside Director specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Option Plan. The per share exercise price of each Director Option is the fair market value of a share of Enlighten's common stock on the date of grant. Director Options may be exercised by payment of the exercise price in cash, by check, or in cash equivalent, by tender of shares of Enlighten's common stock owned by the optionee for at least six (6) months having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale, through a broker, of some or all of the shares of common stock being acquired upon the exercise of the option, or by any combination of these.

        Director Options become exercisable in twelve approximately equal quarterly installments, subject to the Outside Director's continued service on the Board, and terminate ten years after the date of grant. Director Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

        As of December 31, 1999, non-qualified options to purchase an aggregate of 270,000 shares issued to outside directors were outstanding at an average exercise price of $2.61, equal to 85% of the fair market value on the dates of grant.

        Transfer of Control. A "Transfer of Control" will be deemed to occur upon any of the following events in which the shareholders of Enlighten do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of Enlighten or its successor: (i) the direct or indirect sale or exchange by the shareholders of Enlighten of all or substantially all of the stock of Enlighten, or (ii) a merger in which Enlighten is a party. A Transfer of Control will also occur in the event of the sale, exchange or transfer (other than to a subsidiary of Enlighten) of all or substantially all of the assets of Enlighten or a liquidation or dissolution of Enlighten. If a Transfer of Control occurs, the Board of Directors may arrange with the surviving, continuing, successor, or purchasing corporation or parent corporation thereof (the "Acquiring Corporation") to either assume outstanding options or substitute options for the Acquiring Corporation's stock for the outstanding options. However, if the Acquiring Corporation does not assume or substitute for outstanding options in connection with a Transfer of Control, the Board of Directors may provide that any unexercisable portion of the outstanding options will be fully exercisable as of a date prior to the Transfer of Control. Any options which are neither assumed or substituted for by the Acquiring Corporation nor exercised as of the date of the Transfer of Control will terminate effective as of such date.

        Termination or Amendment. Unless sooner terminated, no options may be granted under the Option Plan after February 14, 2004. The Administrator may terminate or amend the Option Plan at any time, but, without shareholder approval, the Administrator may not amend the Option Plan to increase the total number of shares of common stock reserved for issuance thereunder, change the class of persons eligible to receive incentive stock options, or expand the class of persons eligible to receive nonstatutory stock options. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is intended to preserve the option's status as an incentive stock option.

1994 Employee Stock Purchase Plan

        Enlighten's 1994 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and by the shareholders in February 1994. On April 7, 1996 and May 20, 1996, respectively, the Board of Directors and Enlighten's shareholders approved an amendment to the Purchase Plan to provide for a change in the eligibility requirements which reduced the continuous employment requirement from six months to three months. A total of 200,000 shares of common stock have been reserved for issuance under this Plan. As of December 31, 1999, 130,680 shares of common stock had been acquired under the Purchase Plan and 69,320 shares of common stock remained available for future purchases.

        The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The Purchase Plan provides for the grant of a right to each participant at the beginning of each offering period under the plan to purchase shares of the common stock of Enlighten (a "Purchase Right"). Each participant's Purchase Right will be exercised on each purchase date under the Purchase Plan unless the participant has withdrawn from participation in the offering or in the plan prior to such purchase date. A maximum of 200,000 of the authorized but unissued shares of the common stock of Enlighten may be issued under the Purchase Plan. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of Enlighten, or in the event of any merger, sale, or other reorganization, appropriate adjustments will be made to the shares subject to the Purchase Plan and to the shares subject to a Purchase Right. If any Purchase Right expires or terminates, the shares of common stock subject to such Purchase Right are returned to the plan and may again be subjected to a Purchase Right.

        The Purchase Plan is administered by the Board of Directors or by a duly appointed committee of the Board (the "Administrator"). The Administrator will interpret the Purchase Plan and Purchase Rights granted under the Purchase Plan, and all determinations of the Administrator will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Right. Currently, the Purchase Plan provides that any employee of Enlighten or of any present or future parent or subsidiary corporation of Enlighten designated by the Administrator as a corporation included in the Purchase Plan is eligible to participate in the Purchase Plan so long as the employee is customarily employed for at least 20 hours per week and at least five months in any calendar year and has completed at least three months of continuous employment. No employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of Enlighten is entitled to participate in the Purchase Plan. As of December 31, 1999, approximately 17 employees were eligible to participate in the Purchase Plan.

        Generally, each offering of shares under the Purchase Plan (an "Offering") is for a period of 12 months. Offerings generally commence on or about February 1 and August 1 of each year. However, the Board of Directors may establish a different term for one or more Offerings or different commencement or ending dates. Generally, each Offering is comprised of two six-month purchase periods ending on July 31 and January 31 of each year, ending on a "Purchase Date."

        Participation in the Purchase Plan is limited to eligible employees who authorize payroll deductions, which may not exceed 10% of total compensation or such other limit established by the Administrator. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering until such time as the employee ceases to be an eligible employee, withdraws from the Purchase Plan, or terminates employment. On each Purchase Date, a participant acquires shares of Enlighten's common stock based on the participant's accumulated payroll deductions. The purchase price per share at which the shares are sold under the Purchase Plan generally equals 85% of the lesser of the fair market value of a share of Enlighten's common stock on the first day of the Offering (the "Offering Date") or on the Purchase Date.

        Each participant in an Offering has a Purchase Right equal to the lesser of that number of whole shares arrived at by dividing $25,000 by the fair market value of a share of common stock on the first day of the Offering or 1,500 shares. The number of shares a participant purchases on each Purchase Date is determined by dividing the total amount of payroll deductions from the participant's compensation during the Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for the Offering. Any payroll deductions under the Purchase Plan not applied to the purchase of shares are returned to the participant, except for an amount insufficient to purchase another whole on the Purchase Date, which amount may be applied to the next Purchase Period.

        A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

        Transfer of Control. A "Transfer of Control" will be deemed to occur upon any of the following events in which the shareholders of Enlighten do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of Enlighten or its successor: (i) the direct or indirect sale or exchange by the shareholders of Enlighten of all or substantially all of the stock of Enlighten, or (ii) a merger in which Enlighten is a party. A Transfer of Control will also occur in the event of the sale, exchange, or transfer (other than to a subsidiary of Enlighten) of all or substantially all of the assets of Enlighten or a liquidation or dissolution of Enlighten. If a Transfer of Control occurs, the Board of Directors may arrange for the acquiring or successor corporation to assume Enlighten's rights and obligations under the Purchase Plan. All Purchase Rights terminate effective as of the date of the Transfer of Control to the extent that the Purchase Right is neither exercised as of the date of the Transfer of Control nor assumed by the acquiring or successor corporation.

        Termination or Amendment. The Administrator may terminate or amend the Purchase Plan at any time, except that the approval of Enlighten's shareholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan or changing the definition of the corporations that may be designated by the Administrator as corporations the employees of which may participate in the Purchase Plan.

401(k) Plan

        Effective November 1, 1991, Enlighten adopted a retirement savings plan (the "401(k) Plan") that covers all employees of Enlighten. An employee may elect to defer, in the form of contributions to the 401(k) Plan, up to 15% of the total compensation that would otherwise be paid to the employee in the applicable year, not to exceed a statutorily prescribed annual limit ($10,000 in 1999). Employee contributions are held and invested by the plan's trustees for the benefit of plan participants. The contributions are fully vested and nonforfeitable at all times. The 401(k) Plan permits, but does not require (except as may be required by the Internal Revenue Code), Enlighten to make contributions to the plan. Enlighten does not currently make contributions to the 401(k) Plan on behalf of its employees.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

        Enlighten has entered into an agreement with its Chief Executive Officer ("CEO") providing for benefits upon termination. The agreement provides that in the event the CEO's employment is terminated by Enlighten, other than for "Cause," or if the CEO terminates his employment with Enlighten for "Good Reason" (as those terms are defined in the agreement), the CEO shall be entitled to the following: (i) a severance payment equal to six (6) months of his then-current base salary; and (ii) accelerated vesting equal to six (6) months of normal vesting in all stock options granted prior to the date of termination.

        Enlighten has also entered into an agreement with its Chief Financial Officer ("CFO"), providing for benefits upon termination and in the event of a "Change of Control" (as defined in the agreement). The agreement provides that in the event of a Change of Control, if the CFO's employment is terminated by Enlighten or its successor within ninety (90) days of a Change of Control, other than for cause, or if the CFO terminates his employment because of a change in duties, or in certain other circumstances, the CFO shall be entitled to the following: (i) a one-time payment equal to six (6) months of his then-current base salary; (ii) full vesting in all stock options.

        The Option Plan provides that in the event of certain mergers, sales of assets, or sales by the shareholders of substantially all of their voting stock in Enlighten constituting a "Transfer of Control," as defined in the Option Plan, the Board may, in its sole discretion, arrange for the surviving, continuing, successor, or purchasing corporation or a parent corporation thereof, as the case may be (the "Acquiring Corporation"), to either assume Enlighten's rights and obligations under outstanding stock option agreements under the Option Plan (the "Options") or substitute options for the Acquiring Corporation's stock for such outstanding Options. The Board may also provide that any options that are not assumed or substituted for by the Acquiring Corporation will be fully vested and exercisable as of a date prior to the Transfer of Control. An Option will terminate effective as of the date of the Transfer of Control to the extent that the Option is neither assumed by the Acquiring Corporation, nor exercised as of the date of the Transfer of Control.

        Enlighten's 1994 Employee Stock Purchase Plan (the "Purchase Plan") provides that in the event of a "Transfer of Control," as defined in the Purchase Plan, the Board may, in its sole discretion, arrange for the assumption of Enlighten's rights and obligations under the Purchase Plan by the acquiring or successor corporation. All purchase rights shall terminate if no assumption occurs.

LIMITATIONS OF DIRECTORS' LIABILITY AND INDEMNIFICATION

        Enlighten's Bylaws provide that Enlighten may indemnify its directors, officers, employees and agents to the fullest extent permitted by law.

        Enlighten has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in Enlighten's Amended and Restated Articles of Incorporation and Bylaws. These agreements, among other things, indemnify Enlighten's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Enlighten, arising out of such person's services as a director or officer of Enlighten, any subsidiary of Enlighten or any other company or enterprise to which the person provides services at the request of Enlighten. Enlighten believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

        At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of Enlighten where indemnification will be required. Enlighten is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires Enlighten's executive officers, directors, and persons who beneficially own more than 10% of Enlighten's common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish Enlighten with copies of all Section 16(a) forms filed by such persons.

        Based solely on Enlighten's review of such forms furnished to Enlighten and written representations from certain reporting persons, Enlighten believes that all filing requirements applicable to Enlighten's executive officers, directors, and persons who beneficially own more than 10% of Enlighten's common stock were complied with in 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        For transactions between Enlighten and our officers, directors and holders of more than 5% of our outstanding common stock, see "Executive Compensation," "Option Grants in 1999," "Aggregate Option Exercises and 1999 Year-End Values," and "Compensation of Directors."

        All future transactions, other than compensation, stock options pursuant to the plans and other benefits available to employees generally, including any loans from us to our officers, directors, principal stockholders or affiliates, will be approved by a majority of our board of directors, including a majority of our independent and disinterested members of our board of directors. If required by law, the future transactions will be approved by a majority of the disinterested shareholders. These future transactions will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

INDEMNIFICATION AGREEMENTS

        We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                             PRINCIPAL SHAREHOLDERS


        The following table sets forth as of August 31, 2000, certain information with respect to the beneficial ownership of Enlighten's common stock by (i) all persons known by Enlighten to be the beneficial owners of more than 5% of the outstanding common stock of Enlighten, (ii) each director and director-nominee of Enlighten, (iii) each Named Executive Officer, and (iv) all executive officers and directors of Enlighten as a group.




                                                                            Number of             Percentage
                                                                            Shares of         Beneficially Owned
                                                                          Common Stock       ---------------------
                                                                          Beneficially       Before the  After the
Beneficial Owner (1)                                                      Owned (1)(2)        Offering   Offering
--------------------                                                      ------------       ---------   ---------
Peter J. McDonald (3) ...........................................            470,554           9%           8%
Michael Seashols (4) ............................................            410,000           8%           7%
David D. Parker (5) .............................................            269,662           5%           5%
Bill Bradley (6) ................................................            119,283           2%           2%
Peter J Sprague (7) .............................................             47,498           1%           1%
Michael A. Morgan (8) ...........................................             42,185           1%           1%
Executive officers and directors as a group (7 persons) (10) ....          1,382,276          28%          24%



(1) The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.



(2) Shares beneficially owned and percentage of ownership before the offering are based on 4,972,312 shares of common stock outstanding. Shares beneficially owned and percentage of ownership after the offering are based on 5,831,375 shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally include voting or disposition power with respect to such shares.



(3) Includes 7,500 shares subject to options which are exercisable as of October 30, 2000. Also includes 24,800 shares held by Mr. McDonald's children.



(4) Includes 200,000 shares subject to options which are exercisable as of October 30, 2000.



(5) Includes 207,662 shares subject to options which are exercisable as of October 30, 2000.

(6) Consists of shares subject to options which are exercisable as of October 30, 2000.



(7) Consists of shares subject to options which are exercisable as of October 30, 2000.



(8) Consists of shares subject to options which are exercisable as of October 30, 2000.



(9)     Includes shares described in Notes 3, 4, 5, 6, 7 and 8.


                          DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of Enlighten consists of 10,000,000 shares of common stock, no par value and 1,000,000 shares of Preferred Stock, no par value. The following summary description relating to Enlighten's capital stock does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Articles of Incorporation (the "Articles") and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part, and the provisions of applicable law.

COMMON STOCK


        As of August 31, 2000, there were 4,972,312 shares of common stock outstanding held by 50 shareholders of record. An additional 1,718,697 shares have been reserved for issuance upon exercise of options. Of these shares, approximately 1,571,324 shares will be issuable upon exercise of currently outstanding options.


        Holders of common stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors subject to the preferences that may be applicable to outstanding shares of Preferred Stock. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Such holders do not have any preemptive or other rights to subscribe for additional shares subject to the preferences that may be applicable to outstanding shares of Preferred Stock. All holders of common stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of Enlighten. There are no conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

        The authorized but unissued shares of common stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

        The existence of authorized but unissued and unreserved common stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Enlighten by means of a proxy contest, tender offer, merger, or otherwise, and thereby protect the continuity of Enlighten's management.

PREFERRED STOCK

        The Board of Directors has authority to issue up to 1,000,000 shares of Preferred Stock of Enlighten, no par value ("Preferred Stock") and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of Enlighten. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distributions to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. Enlighten has no present plan to issue shares of Preferred Stock.

WARRANTS

        In connection with its initial public offering, Enlighten issued to L.H. Alton and Company and Laidlaw Equities, Inc. and their designees warrants (the "IPO Warrants") to purchase up to 100,000 shares of common stock (50,000 shares each) at an exercise price of $6.60. The IPO Warrants were transferred to several individuals and entities and were exercisable during the four-year period commencing on April 19, 1995 (the "Warrant Exercise Term") and expiring on April 19, 1999. On March 30, 1999, the Board of Directors amended a warrant of 15,000 to change the expiration date to April 19, 2001. All other warrants granted with our initial public offering expired on April 19, 1999.

        In June 1995 and amended in April 1998, in connection with its facility lease, Enlighten issued to Richard Dewey warrants to purchase 50,000 shares of Enlighten's common stock at an exercise price of $5.50. These warrants were exercisable during the two-year period commencing on May 1, 1995 and expiring on June 30, 1997. In June 1997, the expiration date of these warrants was amended to June 30, 2000. In April 1998, these warrants were further amended to allow for a cashless exercise where the warrant holder would receive shares equal to the value of the warrant at the time of exercise. In December 1999, these warrants were exercised using the cashless exercise provision where 12,248 shares were issued in exchange for the surrender of 37,752 shares.

        In January 1999, in connection with consulting services performed, Enlighten issued to two consultants warrants to purchase up to 25,000 shares of common stock (11,250 and 13,750, respectively) at an exercise price of $2.50. These warrants are exercisable during the two-year period commencing on January 12, 1999 and expire on January 11, 2001. These warrants allow for a cashless exercise where the warrant holder would receive shares equal to the value of the warrant at the time of exercise.

        In April 2000, Enlighten issued to the selling shareholders, warrants to purchase up to 859,063 shares of common stock at an exercise price of $4.65. The shares of common stock to be issued upon the exercise of these warrants are included in the shares covered by this registration statement. These warrants expire on April 28, 2005.

ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

        Certain provisions of the Articles and Bylaws could discourage potential acquisition proposals and could delay a change of control of Enlighten not approved by Enlighten's Board of Directors. Such provisions diminish the opportunities for a shareholder to participate in tender offers, including tender offers at a price above the then current market value of the common stock. Such provisions may also inhibit fluctuations in the market price of the common stock that could result from takeover attempts. The Articles provide that directors are removable only for cause. Additionally, because the Board of Directors has the right to has authority to issue up to 1,000,000 shares of Preferred Stock of Enlighten, no par value ("Preferred Stock") and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any vote or action by the shareholders, the rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire a majority of the outstanding voting stock of Enlighten, thereby delaying, deferring or preventing a change in control of Enlighten.

Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the common stock, and as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the common stock.

TRANSFER AGENT AND REGISTRAR

        ChaseMellon Shareholder Services has been appointed as the transfer agent and registrar for the common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE


        Upon completion of this offering, we will have outstanding approximately 5,831,375 shares of common stock. Of these shares, the 1,574,948 shares sold in this offering (including the 859,063 shares to be issued upon the exercise of the warrants held by the selling shareholders) and an additional outstanding 3,793,373 shares will be freely tradeable without restriction under the Securities Act, unless purchased or held by our "affiliates," as that term is defined in Rule 144 under the Securities Act.



        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregate) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the number of shares of common stock then outstanding (which will equal approximately 58,314 shares immediately after this offering) or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing to of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Enlighten. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.



        We have filed registration statements on Form S-8 registering 1,922,674 shares of common stock subject to outstanding options or reserved for future issuances under its stock plans. As of August 31, 2000, options to purchase a total of 1,571,324 shares were outstanding and 185,363 shares were reserved for future issuance under our stock plans. Common stock issued upon exercise of outstanding vested options or issued pursuant to the Purchase Plan, other than common stock issued to our affiliates are available for immediate resale in the open market.



        As of August 31, 2000, we have issued additional warrants to purchase 40,000 shares of common stock. Common stock issued upon exercise of outstanding warrants are available for immediate resale in the open market.


        No predictions can be made of the effect, if any, that the sale or availability for the sale of shares of additional common stock will have on the market price of the common stock. Nevertheless, sales of a substantial amount of such shares by existing shareholder or by shareholders purchasing in the offering could have a negative impact on the market price of the common stock.

                                  LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered hereby will be passed upon for Enlighten by Gray Cary Ware & Freidenrich LLP, San Francisco, California.

                                     EXPERTS

        The consolidated financial statements of Enlighten as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits and schedules, under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the shares to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance please refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference.

        We also file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements, the registration statement and other information filed with the SEC may be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549.

        You may obtain information about the operation of the SEC Public Reference Room by calling 1-800-SEC-0330. You can also inspect this material free of charge at a Web site maintained by the SEC at http://www.sec.gov. Finally, you can also inspect reports and other information concerning Enlighten at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, DC 20006. Enlighten common stock is traded on The Nasdaq Stock Market under the symbol "SFTW."

                       ENLIGHTEN SOFTWARE SOLUTIONS, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                TABLE OF CONTENTS



                                                                                                    PAGE NO.
                                                                                                    --------

                   FINANCIAL INFORMATION FOR THE THREE AND SIX
                       MONTHS ENDED JUNE 30, 2000 AND 1999

Condensed Consolidated Balance Sheets:  June 30, 2000 and December 31, 1999 .................          F-1

Condensed Consolidated Statements of Operations:  Three and Six Months Ended
   June 30, 2000 and 1999 ...................................................................          F-2

Condensed Consolidated Statements of Cash Flows:  Three and Six Months Ended
   June 30, 2000 and 1999 ...................................................................          F-3

Notes to Condensed Consolidated Financial Statements ........................................          F-4


                         FINANCIAL STATEMENTS AS OF AND
                        FOR THE YEARS ENDED DECEMBER 31,
                                  1999 AND 1998

Independent Auditors' Report ................................................................          F-8

Consolidated Balance Sheets:  December 31, 1999 and 1998 ....................................          F-9

Consolidated Statements of Operations:  Years Ended December 31, 1999 and 1998 ..............         F-10

Consolidated Statements of Shareholders' Equity: Years Ended December 31, 1999 and 1998 .....         F-11

Consolidated Statements of Cash Flows:  Years Ended December 31, 1999 and 1998 ..............         F-12

Notes to Consolidated Financial Statements ..................................................         F-13

                ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)



                                                                                  June 30,         December 31,
                                         ASSETS                                     2000              1999
                                                                                 ------------       -----------

Current assets:
   Cash and cash equivalents ..............................................      $  2,317,600       $ 1,045,600
   Short-term investments .................................................           246,600           247,500
   Accounts receivable, less allowance for doubtful accounts
    of $50,000 ............................................................           800,300         1,285,500
   Prepaid expenses and other assets ......................................           180,600            60,900
                                                                                 ------------       -----------
     Total current assets .................................................         3,545,100         2,639,500

Property and equipment, net ...............................................           332,900           402,700
Software development costs, net ...........................................           197,200           208,400
Other assets ..............................................................           339,200           312,100
                                                                                 ------------       -----------
                                                                                 $  4,414,400       $ 3,562,700
                                                                                 ============       ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Trade accounts payable .................................................      $    206,100       $   177,000
   Accrued and other current liabilities ..................................           379,900           335,600
   Deferred revenue .......................................................           192,700            81,800
                                                                                 ------------       -----------
     Total current liabilities ............................................           778,700           594,400

Commitments and contingencies

Shareholders' equity:
   Preferred stock, 1,000,000 shares authorized, none issued
    and outstanding .......................................................                --                --
   Common stock, no par value, 10,000,000 shares authorized, 4,953,789 and 4,217,978 issued and outstanding at June 30, 2000 and December
    31, 1999, respectively ................................................        11,289,800         8,410,400
   Deferred stock-based compensation ......................................           (41,700)          (85,000)
   Accumulated other comprehensive income (loss) ..........................           (33,100)          (32,200)
   Accumulated deficit ....................................................        (7,579,300)       (5,324,900)
                                                                                 ------------       -----------
     Total shareholders' equity ...........................................         3,635,700         2,968,300
                                                                                 ------------       -----------
                                                                                 $  4,414,400       $ 3,562,700
                                                                                 ============       ===========



         The accompanying notes are an integral part of these condensed consolidated financial statements.

                ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)



                                                            Three months ended                  Six months ended
                                                                 June 30,                           June 30,
                                                      -----------------------------       -----------------------------
                                                          2000              1999              2000              1999
                                                      -----------       -----------       -----------       -----------
Revenue:
   Product license fees ........................      $   425,900       $   292,800       $   605,800       $ 1,031,900
   Product maintenance fees ....................          189,700           160,900           361,800           325,100
   Consulting services .........................           28,400             9,000            96,800           319,600
   Royalties ...................................           22,600            48,400            38,500           100,000
                                                      -----------       -----------       -----------       -----------
     Total revenue .............................          666,600           511,100         1,102,900         1,776,600

Cost of revenue:
   Product licenses ............................           35,100            63,500            59,900           187,600
   Product maintenance .........................           41,700            66,900            98,500           169,000
   Consulting services .........................            5,100             1,800            50,700            50,000
                                                      -----------       -----------       -----------       -----------
     Total cost of revenue .....................           81,900           132,200           209,100           406,600
                                                      -----------       -----------       -----------       -----------
       Gross margin ............................          584,700           378,900           893,800         1,370,000

Operating expenses:
   Research and development ....................          693,900           486,700         1,305,000           997,800
   Sales and marketing .........................          656,500           402,200         1,336,600           931,400
   General and administrative ..................          269,800           208,700           563,800           438,800
                                                      -----------       -----------       -----------       -----------
     Total operating expenses ..................        1,620,200         1,097,600         3,205,400         2,368,000
                                                      -----------       -----------       -----------       -----------
         Operating loss ........................      $(1,035,500)      $  (718,700)      $(2,311,600)      $  (998,000)

Other income, net ..............................           23,900            37,200            41,800            68,000
                                                      -----------       -----------       -----------       -----------
         Loss before income taxes ..............      $(1,011,600)      $  (681,500)      $(2,269,800)      $  (930,000)
                                                      -----------       -----------       -----------       -----------
Income tax expense (benefit) ...................          (16,700)               --           (15,400)              800
                                                      -----------       -----------       -----------       -----------
         Net loss ..............................      $  (994,900)      $  (681,500)      $(2,254,400)      $  (930,800)
                                                      ===========       ===========       ===========       ===========
Basic and diluted net loss per share ...........      $     (0.21)      $     (0.17)      $     (0.50)      $     (0.24)
                                                      ===========       ===========       ===========       ===========
Shares used in computing basic and diluted
  net loss per share ...........................        4,714,483         3,964,677         4,472,036         3,948,549
                                                      ===========       ===========       ===========       ===========



         The accompanying notes are an integral part of these condensed consolidated financial statements.

                ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)



                                                                                              Six Months Ended
                                                                                                   June 30,
                                                                                         -----------------------------
                                                                                            2000              1999
                                                                                         -----------       -----------
Cash Flows from Operating Activities:
   Net loss .......................................................................      $(2,254,400)      $  (930,800)
   Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization ................................................          171,200           213,200
     Stock-based compensation .....................................................           42,900                --
     Changes in operating assets and liabilities:
       Accounts receivable ........................................................          485,200          (267,600)
       Prepaid expenses and other assets ..........................................         (146,800)          (30,700)
       Trade accounts payable .....................................................           29,100          (133,800)
       Accrued and other current liabilities ......................................           44,300          (151,000)
       Deferred revenue ...........................................................          110,900            32,400
                                                                                         -----------       -----------
         Net cash used in operating activities ....................................       (1,517,600)       (1,268,300)
                                                                                         -----------       -----------
Cash Flows from Investing Activities:
   Capitalization of software development costs ...................................          (48,600)               --
   Purchases of property and equipment ............................................          (41,600)          (53,000)
                                                                                         -----------       -----------
         Net cash used in investing activities ....................................          (90,200)          (53,000)
                                                                                         -----------       -----------
Cash flows from financing activities:
   Proceeds from issuance of stock, net ...........................................        2,879,800           129,500
                                                                                         -----------       -----------
         Net cash provided by financing activities ................................        2,879,800           129,500
                                                                                         -----------       -----------
Net decrease in cash and cash equivalents .........................................        1,272,000        (1,191,800)

Cash and cash equivalents at beginning of period ..................................        1,045,600         1,900,000
                                                                                         -----------       -----------
Cash and cash equivalents at end of period ........................................      $ 2,317,600       $   708,200
                                                                                         ===========       ===========



         The accompanying notes are an integral part of these condensed consolidated financial statements.

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2000 AND 1999



1.      BASIS OF PRESENTATION



        The condensed consolidated financial statements included herein have been prepared by Enlighten Software Solutions, Inc. and subsidiary ("Enlighten"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. These condensed consolidated financial statements have been prepared in accordance with the instructions for Form 10-QSB and therefore certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. However, Enlighten believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Enlighten's Annual Report on Form 10-KSB for the year ended December 31, 1999.



        The unaudited condensed consolidated financial statements included herein reflect all adjustments (which include only normal, recurring adjustments) that are, in the opinion of management, necessary to state fairly the financial position and results of operations as of and for the periods presented. The results for such periods are not necessarily indicative of the results to be expected for the full year.



        The preparation of condensed consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



        Certain amounts in the condensed consolidated financial statements as of December 31, 1999 and for the three and six months ended June 30, 1999, have been reclassified to conform with the 2000 presentation.



2.      REVENUE RECOGNITION



        Product license fees are recognized after the following events have occurred: a product evaluation has been shipped to the customer; the customer elects to purchase the software following an evaluation period; the customer signs the related contract; and collection of the sales price is probable. Royalty revenues that are contingent upon sale to an end-user by original equipment manufacturers are recognized upon receipt of a report of shipment from the original equipment manufacturer. Product maintenance fees committed as part of new product licenses and maintenance resulting from renewed maintenance contracts

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY are deferred and recognized ratably over the contract period, generally one year. Consulting service revenue is recognized when services are performed for time and material contracts and on a percentage of completion basis for fixed price contracts.



3.      CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS



        Enlighten considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.



        Enlighten classifies its investments in commercial paper and U.S. Treasury notes as "held-to-maturity." All such investments mature in less than one year and are stated at amortized cost, which approximates fair value. Interest income is recorded using an effective interest rate, with the associated discount or premium amortized to interest income.



        Additionally, Enlighten has classified its investments in preferred stock of $246,600 as of June 30, 2000 as "available-for-sale." Such investments are recorded at fair value based on quoted market prices, with unrealized gains and losses reported as a separate component of stockholders' equity.



4.      OFFERING OF COMMON STOCK



        On April 28, 2000, Enlighten completed a private placement of 715,885 units each consisting of one share of common stock and one redeemable purchase warrant to purchase one share of common stock for gross proceeds of approximately $3,114,100. Enlighten sold the common stock at $4.225 and the warrants at $0.125, for an aggregate of $4.35 per unit. The price for the common stock was determined based on the five-day average closing price of the Company's common stock from April 17 through April 24, 2000. The private placement was completed entirely with accredited investors as defined in Regulation D promulgated under the Securities Act of 1933. The warrants have an exercise price of approximately $4.65 per share and a term of five years.

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

5.      COMPREHENSIVE INCOME (LOSS)



        Comprehensive income (loss) includes unrealized gains and losses on "available-for-sale" short-term investments that have been excluded from net income and reflected in equity. A summary of comprehensive loss follows:



                                            Three Months Ended                  Six Months Ended
                                                  June 30,                         June 30,
                                        ---------------------------       ---------------------------
                                           2000            1999              2000            1999
                                        -----------       ---------       -----------       ---------
Net loss .........................      $  (994,900)      $(681,500)      $(2,254,400)      $(930,800)
Unrealized loss on securities ....           (8,900)         (4,700)             (900)        (10,200)
                                        -----------       ---------       -----------       ---------
Comprehensive loss ...............      $(1,003,800)      $(686,200)      $(2,255,300)      $(941,000)
                                        ===========       =========       ===========       =========



6.      NET LOSS PER SHARE



        Basic net loss per share is based on the weighted average number of all common shares issued and outstanding, and is calculated by dividing net loss per share by the weighted average shares of common stock outstanding during the period. Diluted net loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding plus all potentially dilutive common shares outstanding. Potentially dilutive common shares included in the dilution calculation consist of dilutive shares issuable upon the exercise of outstanding common stock options computed using the treasury stock method. For the periods in which Enlighten had losses, potential common shares from common stock options are excluded from the computation of diluted net loss per share, as their effects are antidilutive.



        The following is a reconciliation of the weighted average common shares used to calculate basic net loss per share to the weighted average common and potentially dilutive common shares used to calculate diluted net loss per share:



                                             Three Months Ended             Six Months Ended
                                                  June 30,                      June 30,
                                          -------------------------     ------------------------
                                            2000           1999           2000           1999
                                          ---------      ---------      ---------      ---------
Weighted average common
 shares used to calculate basic
 net loss per share ................      4,714,483      3,964,677      4,472,036      3,948,549
   Stock options ...................             --             --             --             --
   Warrants ........................             --             --             --             --
                                          ---------      ---------      ---------      ---------
Weighted average common and
 potentially dilutive common
 shares used to calculate
 diluted net loss per share ........      4,714,483      3,964,677      4,472,036      3,948,549
                                          =========      =========      =========      =========

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

        Weighted average stock options and warrants to purchase 490,316 and 344,746 shares of common stock for the three months ended June 30, 2000 and 1999, respectively, and 760,703 and 313,017 shares of common stock for the six months ended June 30, 2000 and 1999 respectively, were outstanding but not included in the computation of diluted earnings per common share because they are antidilutive as a result of Enlighten's net loss.



7.      RECENT ACCOUNTING PRONOUNCEMENTS



        In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. In March 2000, the SEC issued SAB No. 101A that delayed the implementation date of SAB No. 101. In June 2000, the SEC issued SAB No. 101B that further delayed the implementation date of SAB No. 101. Enlighten must adopt SAB No. 101 no later than in the fourth quarter of 2000. Enlighten has not determined the impact that SAB No. 101 will have on its financial statements and believes that such determination will not be meaningful until closer to the date of initial adoption.



        In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25." This Interpretation clarifies the application of Opinion 25 for certain issues including: (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. In general, this Interpretation is effective July 1, 2000. Management does not expect the adoption of Interpretation No. 44 to have a material effect on Enlighten's consolidated financial positions or results of operations.

                          Independent Auditors' Report


The Board of Directors
Enlighten Software Solutions, Inc.:

We have audited the consolidated financial statements of Enlighten Software Solutions, Inc. and subsidiary as listed in the index under Item 13(a)(1). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Enlighten Software Solutions, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                                       /s/  KPMG LLP
Mountain View, California
February 4, 2000

                ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998


                                                                                      1999              1998
                                                                                   -----------       -----------
                                     ASSETS
Current assets:
   Cash and cash equivalents ................................................      $ 1,045,600       $ 1,900,000
   Short-term investments ...................................................          247,500         1,285,600
   Accounts receivable, less allowance for doubtful accounts
    of $50,000 and $25,000, respectively ....................................        1,285,500           653,400
   Prepaid expenses and other assets ........................................           60,900           140,200
                                                                                   -----------       -----------
     Total current assets ...................................................        2,639,500         3,979,200

Property and equipment, net .................................................          402,700           588,600
Software development costs, net .............................................          208,400            92,200
Other assets ................................................................          312,100           269,400
                                                                                   -----------       -----------
                                                                                   $ 3,562,700       $ 4,929,400
                                                                                   ===========       ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Trade accounts payable ...................................................      $   177,000       $   202,500
   Accrued and other current liabilities ....................................          335,600           458,600
   Deferred revenue .........................................................           81,800            43,800
                                                                                   -----------       -----------
     Total current liabilities ..............................................          594,400           704,900

Commitments and contingencies

Shareholders' equity:
   Preferred stock, 1,000,000 shares authorized, none issued
    and outstanding .........................................................               --                --
   Common stock, no par value, 10,000,000 shares authorized, 4,217,978 and 3,899,761 issued and outstanding at December 31, 1999 and
    1998, respectively ......................................................        8,410,400         7,591,500
   Deferred stock-based compensation ........................................          (85,000)               --
   Accumulated other comprehensive income (loss) ............................          (32,200)            5,600
   Accumulated deficit ......................................................       (5,324,900)       (3,372,600)
                                                                                   -----------       -----------
     Total shareholders' equity .............................................        2,968,300         4,224,500
                                                                                   -----------       -----------
                                                                                   $ 3,562,700       $ 4,929,400
                                                                                   ===========       ===========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                              1999              1998
                                                                          -----------       -----------
Revenue:
   Product license fees ............................................      $ 1,781,200       $ 2,416,700
   Product maintenance fees ........................................          641,200           655,500
   Consulting services .............................................          540,100           260,600
   Royalties .......................................................          281,900           425,600
                                                                          -----------       -----------
     Total revenue .................................................        3,244,400         3,758,400

Cost of revenue:
   Product licenses ................................................          335,200           550,500
   Product maintenance .............................................            8,100             7,100
   Consulting services .............................................           95,600           112,000
                                                                          -----------       -----------
     Total cost of revenue .........................................          438,900           669,600
                                                                          -----------       -----------
       Gross margin ................................................        2,805,500         3,088,800

Operating expenses:
   Research and development ........................................        1,764,300         1,692,000
   Sales and marketing .............................................        2,208,700         1,958,800
   General and administrative ......................................          965,100           929,700
   Gain on sale of Tandem product line .............................               --          (515,500)
                                                                          -----------       -----------
     Total operating expenses ......................................        4,938,100         4,065,000
                                                                          -----------       -----------
         Operating loss ............................................       (2,132,600)         (976,200)

Other income, net ..................................................          169,900           165,400
                                                                          -----------       -----------
         Loss before income tax benefit ............................       (1,962,700)         (810,800)

Income tax benefit .................................................           10,400           (25,400)
                                                                          -----------       -----------
         Net loss ..................................................      $(1,952,300)      $  (785,400)
                                                                          ===========       ===========

Basic and diluted net loss per share ...............................      $     (0.49)      $     (0.22)
                                                                          ===========       ===========
Shares used in computing basic and diluted net loss per share ......        4,022,600         3,508,258
                                                                          ===========       ===========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                                            Accumulated
                                                        Common Stock           Deferred        Other                      Total
                                      Comprehensive -----------------------  Stock-Based   Comprehensive Accumulated   Shareholders'
                                          Loss       Shares        Amount    Compensation  Income (Loss)   Deficit        Equity
                                      ------------- ---------    ----------  ------------  ------------- -----------   -------------
Balance at
  December 31, 1997 .................               2,963,635    $5,079,500   $      --      $     --    $(2,587,200)   $ 2,492,300

   Stock options exercise ...........                 184,449       242,100          --            --             --        242,100

   Employee stock
    purchase plan shares issued .....                  51,677        52,600          --            --             --         52,600

   Stock offering, net ..............                 700,000     2,217,300          --            --             --      2,217,300

   Unrealized gain on
    investments .....................  $     5,600         --            --          --         5,600             --          5,600

   Net loss .........................     (785,400)        --            --          --            --       (785,400)      (785,400)
                                       -----------  ---------    ----------   ---------      --------    -----------    -----------
   Comprehensive loss ...............  $  (779,800)
                                       ===========
Balance at
  December 31, 1998 .................               3,899,761     7,591,500          --         5,600     (3,372,600)     4,224,500

   Stock options exercised ..........                 278,824       483,100          --            --             --        483,100

   Employee stock
    purchase plan shares issued .....                  27,145        69,200          --            --             --         69,200

   Warrants exercised ...............                  12,248            --          --            --             --             --

   Warrants issued for services .....                      --        42,600          --            --             --         42,600

   Deferred stock-based
    compensation ....................                      --       224,000    (224,000)           --             --             --

   Compensation expense .............                      --            --     139,000            --             --        139,000

   Unrealized loss on
    investments .....................  $   (37,800)        --            --          --       (37,800)            --        (37,800)

   Net loss .........................   (1,952,300)        --            --          --            --     (1,952,300)    (1,952,300)
                                       -----------  ---------    ----------   ---------      --------    -----------    -----------
   Comprehensive loss ...............  $(1,990,100)
                                       ===========
Balance at December 31, 1999 ........               4,217,978    $8,410,400   $ (85,000)     $(32,200)   $(5,324,900)   $ 2,968,300
                                                    =========    ==========   =========      ========    ===========    ===========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                                              1999              1998
                                                                                           -----------       -----------
Cash Flows from Operating Activities:
   Net loss .........................................................................      $(1,952,300)      $  (785,400)
   Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization ..................................................          408,700           504,500
     Gain on sale of Tandem product line ............................................               --          (515,500)
     Loss on disposal of property and equipment .....................................            2,500                --
     Provision for doubtful accounts ................................................           25,000          (100,000)
     Compensation expense for warrants issued .......................................           42,600                --
     Compensation expense for stock options issued ..................................          139,000                --
     Changes in operating assets and liabilities:
       Accounts receivable ..........................................................         (657,100)         (313,000)
       Refundable income taxes ......................................................               --           127,000
       Prepaid expenses and other assets ............................................           26,600           265,700
       Trade accounts payable .......................................................          274,100            68,500
       Accrued and other liabilities ................................................         (422,600)         (270,400)
       Deferred revenue .............................................................           38,000          (315,600)
                                                                                           -----------       -----------
         Net cash used in operating activities ......................................       (2,075,500)       (1,334,200)

Cash Flows from Investing Activities:
   Purchases of short-term investments ..............................................               --        (1,200,000)
   Sales of short-term investments ..................................................        1,000,300           206,000
   Proceeds from sale of Tandem product line ........................................               --           515,500
   Capitalization of software development costs .....................................         (232,000)               --
   Purchases of property and equipment ..............................................          (99,500)         (205,500)
                                                                                           -----------       -----------
         Net cash provided by (used in) investing activities ........................          668,800          (684,000)

Cash flows from financing activities:
   Proceeds from public offering of stock, net ......................................               --         2,217,400
   Proceeds from issuance of stock ..................................................          552,300           294,700
                                                                                           -----------       -----------
         Net cash provided by financing activities ..................................          552,300         2,512,100
                                                                                           -----------       -----------
Net (decrease) increase in cash and cash equivalents ................................         (854,400)          493,900

Cash and cash equivalents at beginning of year ......................................        1,900,000         1,406,100
                                                                                           -----------       -----------
Cash and cash equivalents at end of year ............................................      $ 1,045,600       $ 1,900,000
                                                                                           ===========       ===========

Supplemental cash flow information disclosure of non-cash investing and financing activities:
   Income taxes paid ................................................................      $     1,100       $       800
                                                                                           ===========       ===========
   Warrants issued ..................................................................      $    42,600       $        --
                                                                                           ===========       ===========
   Deferred stock-based compensation ................................................      $   224,000       $        --
                                                                                           ===========       ===========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

1.      DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Description of Business

        Enlighten Software Solutions, Inc. develops, markets, and supports products that automate administrative tasks and monitor critical performance and operational characteristics for commercial servers and workstations. Our products provide a single console management view of customers mixed technical environments consisting of Linux, Unix and Windows. Enlighten's products enable integrated, coordinated operations and management of networked and web based servers and workstations. Enlighten's products are designed for distributed computing environments in the range of ten to 1,000 servers and clients.

        Founded in 1986, Enlighten was a leading provider of systems management software on the Tandem platform, providing a range of automated systems management products to over 400 companies in 30 countries. In 1997, Enlighten sold its Tandem product line to BMC Corporation ("BMC") formerly New Dimension Software, Inc., in order to focus efforts on its EnlightenDSM product suite. Enlighten recognized a gain on the sale of the operating assets of the Tandem product line of approximately $515,500 and $2,158,000 in 1998 and 1997, respectively. In addition, BMC is required to pay Enlighten royalties through September 2000 from BMC's licensing and support of the Tandem software products.

        Principles of Consolidation and Basis of Presentation

        The accompanying consolidated financial statements include the accounts of Enlighten Software Solutions, Inc. and its wholly-owned subsidiary, a sales corporation in Europe. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year consolidated financial statement balances have been reclassified to conform to the 1999 presentation.

        Revenue Recognition

        Enlighten recognizes product license revenue upon shipment if a signed contract exists, the fee is fixed and determinable, collection of resulting receivables is probable and product returns are reasonably estimable. Product license revenues that are contingent upon sale to an end-user by OEMs are recognized upon receipt of quarterly reports of shipments from OEMs.

        Enlighten recognizes revenue from maintenance fees for ongoing customer support and product updates ratably over the contract period, generally one year. Payments for maintenance fees are generally made in advance and are non-refundable. Consulting service revenue is recognized when services are performed for time and material contracts and on a percentage of completion basis for fixed price contracts.

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

        Cash Equivalents and Short Term Investments

        Enlighten considers all liquid investments purchased with an original maturity of three months or less to be cash equivalents.

        Enlighten has classified its investments in commercial paper and U.S. Treasury notes as "held-to-maturity." All such investments mature in less than one year and are stated at amortized cost, which approximates fair value. Interest income is recorded using an effective interest rate, with the associated discount or premium amortized to interest income.

        Additionally, Enlighten has classified its investments in preferred stock and municipal bonds as "available-for-sale." Such investments are recorded at market value based on quoted market prices, with unrealized gains and losses reported as a component of other comprehensive loss. The cost of securities sold is determined based on the specific identification method.

        Property and Equipment

        Property and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, generally five years. Leasehold improvements are amortized on a straight-line basis over the lease term or the estimated useful life of the asset, whichever is less.

        Enlighten reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparison of its carrying amount to future net undiscounted cash flows the property and equipment are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property and equipment exceeds its fair value. To date, Enlighten has made no impairment adjustments to the carrying values of its property and equipment.

        Software Development Costs

        Software development costs incurred subsequent to the determination of product technological feasibility are capitalized. Technological feasibility is established at the completion of detail program design and testing. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgement by management with respect to certain external factors including, but not limited to, anticipated future gross product revenue, estimated economic life and changes in software and hardware technology. Costs related to computer software development incurred prior to establishing product technological feasibility are expensed as incurred. Amortization of capitalized software development costs begins when the products are available for general release to customers and is computed on a straight-line

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY basis over the remaining estimated economic life of the product, generally two to three years.

        Enlighten periodically assesses the recoverability of these intangible assets by comparing their amortized cost to the net realizable value of the related products. The amount by which the unamortized costs exceed the net realizable value is written off.

        Foreign Currency Translation

        The functional currency for Enlighten's foreign subsidiary is the U.S. dollar. Accordingly, this entity remeasures monetary assets and liabilities at year-end exchange rates while nonmonetary items are remeasured at historical rates. Income and expense accounts are remeasured at the average rates in effect during the year, except for depreciation which is remeasured at historical rates. Transaction gains and losses are recognized in income in the period of occurrence.

        Use of Estimates

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

        Stock Based Compensation

        Enlighten uses the intrinsic value-based method to account for all of its employee stock-based compensation plans.

        Fair Value of Financial Instruments and Concentration of Credit Risk

        The fair value of Enlighten's cash, cash equivalents, accounts receivable, and accounts payable approximate the carrying amount due to the relatively short maturity of these items. The fair value of Enlighten's short term investments are based on quoted market prices. Financial instruments that potentially subject Enlighten to concentrations of credit risk consist principally of short term investments and trade account receivables. Enlighten has investment policies that limit the amount of credit exposure to any one financial institution and restrict placement of these investments to financial institutions evaluated as credit worthy. Substantially all of Enlighten's accounts receivable are derived from sales to large OEM partners and select end-users. Enlighten performs ongoing credit evaluations of its customers' financial condition and does not require collateral. Enlighten maintains allowances for potential credit losses and such losses have been within management's expectations.

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

        Other Comprehensive Loss

        Unrealized gains or losses on investments represent the only component of comprehensive loss which is excluded from net loss. Comprehensive loss has been presented in the consolidated statement of shareholders' equity. As of December 31, 1999 and 1998, the tax effects allocated to the component of other comprehensive loss and accumulated other comprehensive loss balances were not significant.

        Income Taxes

        Enlighten accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by an allowance to an amount whose realization is more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Net Loss Per Share

        Basic net loss per share is based on the weighted average number of all common shares issued and outstanding, and is calculated by dividing net loss by the weighted average shares of common stock outstanding during the period. Diluted net loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding plus all potentially dilutive common shares outstanding. Potentially dilutive common shares included in the dilution calculation consist of dilutive shares issuable upon the exercise of outstanding common stock options computed using the treasury stock method. For the periods in which Enlighten had losses, potential common shares from common stock options are excluded from the computation of diluted net loss per share as their effect would be antidilutive.

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

        The following is a reconciliation of the weighted average common shares used to calculate basic net loss per share to the weighted average common and potentially dilutive common shares used to calculate diluted net loss per share:

                                                                              1999           1998
                                                                            ---------      ---------
Weighted average common shares used to
 calculate basic net loss per share ..................................      4,022,600      3,508,258
   Stock options .....................................................             --             --
   Warrants ..........................................................             --             --
                                                                            ---------      ---------
Weighted average common and potentially dilutive common shares
  used to calculated diluted net loss per share ......................      4,022,600      3,508,258

        Dilutive weighted average stock options and warrants to purchase 495,108 and 474,364 shares of common stock for the years ended December 31, 1999 and 1998, respectively, were outstanding but not included in the computation of diluted earnings per common share because they are anti-dilutive as a result of Enlighten's net loss.

        Recent Accounting Pronouncements

        In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for all fiscal years beginning after June 15, 2000, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - An Amendment of FASB Statement No. 133." SFAS No. 133 requires Enlighten to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. It further provides criteria for derivative instruments to be designated as fair value, cash flow and foreign currency hedges and establishes respective accounting standards for reporting changes in the fair value of the derivative instruments. Upon adoption, Enlighten will be required to adjust hedging instruments to fair value in the balance sheet and recognize the offsetting gains or losses as adjustments to be reported in net income or other comprehensive income, as appropriate. Enlighten is evaluating its expected adoption date and currently expects to comply with the requirements of SFAS 133 in fiscal year 2001. Enlighten does not expect the adoption will be material to Enlighten's financial position or results of operations since Enlighten does not participate in such investments or activities.

        In December 1998, the AICPA issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 requires recognition of revenue using the "residual method" in a multiple-element software arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and recognized in accordance with SOP 97-2. Enlighten will be required to implement SOP 98-9 for the year ending December 31, 2000. Enlighten does

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY not expect the adoption will have a material impact on Enlighten's financial position, results of operations or cash flows.

2.      CASH, CASH EQUIVALENTS, AND SHORT TERM INVESTMENTS

        Cash and cash equivalents consisted of the following:

                                                                               1999            1998
                                                                            ----------      ----------
                Cash and cash equivalents ............................      $   87,300      $  833,900
                Money market funds ...................................         958,300       1,066,100
                                                                            ----------      ----------
                                                                            $1,045,600      $1,900,000
                                                                            ==========      ==========

        Short term investments consisted of the following:

                                                                               1999            1998
                                                                            ----------      ----------
                Equity securities ....................................      $  247,500      $  285,600
                Municipal bonds ......................................              --       1,000,000
                                                                            ----------      ----------
                                                                            $  247,500      $1,285,600
                                                                            ==========      ==========

3.      PROPERTY AND EQUIPMENT

        A summary of property and equipment follows:

                                                                               1999            1998
                                                                            ----------      ----------
                Equipment ............................................      $1,173,700      $1,090,100
                Furniture and fixtures ...............................         285,900         285,900
                Leasehold improvements ...............................         142,200         142,200
                                                                            ----------      ----------
                                                                             1,601,800       1,518,200
                Less accumulated depreciation and amortization .......       1,199,100         929,600
                                                                            ----------      ----------
                                                                            $  402,700      $  588,600
                                                                            ==========      ==========

4.      SOFTWARE DEVELOPMENT COSTS

        A summary of software development costs follows:

                                                                               1999            1998
                                                                            ----------      ----------
                Software development costs ...........................      $  648,400      $  416,400
                Less accumulated amortization ........................         440,000         324,200
                                                                            ----------      ----------
                                                                            $  208,400      $   92,200
                                                                            ==========      ==========

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

5.      INCOME TAX BENEFIT

        Income tax benefit consist of:

                                                                         Current        Deferred        Total
                                                                         --------       ---------      --------
Year ended December 31, 1999:
   Federal ........................................................      $(11,500)            $--      $(11,500)
   State ..........................................................         1,100              --         1,100
   Foreign ........................................................            --              --            --
                                                                         --------       ---------      --------
                                                                         $(10,400)            $--      $(10,400)
                                                                         ========       =========      ========

                                                                         Current        Deferred        Total
                                                                         --------       ---------      --------
Year ended December 31, 1998:
   Federal ........................................................      $(40,600)            $--      $(40,600)
   State ..........................................................           800              --           800
   Foreign ........................................................        14,400              --        14,400
                                                                         --------       ---------      --------
                                                                         $(25,400)            $--      $(25,400)
                                                                         ========       =========      ========

        Enlighten's income tax benefit differed from the expected income tax benefit computed by applying the statutory U.S. federal income tax rate (34%) to loss before income tax benefit as a result of the following:

                                                          1999            1998
                                                        ---------       ---------
Provision computed at federal statutory rate .....      $(667,300)      $(275,700)
State income tax, net of federal tax effect ......       (114,400)            500
Change in valuation allowance ....................        835,700         229,900
Foreign taxes ....................................             --          14,400
Other ............................................        (64,400)          5,500
                                                        ---------       ---------
                                                        $ (10,400)      $ (25,400)
                                                        =========       =========

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                    1999              1998
                                                -----------       -----------
Deferred tax assets:
   Reserves not currently deductible .....      $    47,500       $    95,300
   Credit carryforward ...................          664,300           500,500
   Loss carryforward .....................        1,603,000           851,100
                                                -----------       -----------
     Total deferred tax assets ...........        2,314,800         1,446,900

Valuation allowance ......................       (2,178,600)       (1,342,900)
                                                -----------       -----------
     Net deferred tax assets .............          136,200           104,000
                                                -----------       -----------

Deferred tax liabilities:
   Software development costs ............           83,000            37,000
   Depreciation and amortization .........           53,200            67,000
                                                -----------       -----------
     Total deferred tax liabilities ......          136,200           104,000
                                                -----------       -----------
       Net deferred tax assets ...........      $        --       $        --
                                                ===========       ===========

        The net change in the total valuation allowance for the year ended December 31, 1999 was a net increase of $835,700. Management has determined that such portion of deferred tax assets may not be realized.

        Enlighten has federal and state net operating loss carryforwards of approximately $5,412,400 and $2,940,000, respectively, that may be used to offset future taxable income and federal and state research tax credits of approximately $528,600 and $295,500, respectively, that may be used to offset future tax liabilities. The federal net operating loss and research credit carryforwards will expire primarily in 2018 and 2019 and the state net operating loss carryforward will expire primarily in 2003 and 2004.

6.      ACCRUED AND OTHER CURRENT LIABILITIES

        Accrued and other current liabilities consisted of the following:

                                            1999          1998
                                          --------      --------
Accrued employee compensation ......      $152,600       147,300
Deferred rent ......................        38,300        51,600
Royalty payable ....................        16,400        45,400
Other ..............................       128,300       214,300
                                          --------      --------
                                          $335,600      $458,600
                                          ========      ========

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

7.      SHAREHOLDERS' EQUITY

        Preferred Stock

        The Board of Directors has the authority to issue, without further action by the shareholders, up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series.

        Employee Stock Option Plan

        As of December 31, 1999, Enlighten had authorized 2,000,000 shares of Common Stock for issuance under the 1992 Employee Stock Option Plan (the Option Plan). The Option Plan may be administered by the Board of Directors or a committee of the Board, which determines the terms of the options granted under the Option Plan, including exercise price, number of shares subject to each option, and the exercisability thereof. The vesting periods determined by the Board of Directors generally provides for shares to vest ratably over 3.5 years and expire over 10 years.

        A summary of the status of all of Enlighten's stock option plans as of and during the years ended December 31, 1999 and 1998 follows:

                                                         1999                             1998
                                               --------------------------      ---------------------------
                                                                Weighted                         Weighted
                                                                 Average                          Average
                                                                Exercise                         Exercise
                                                Shares           Price           Shares           Price
                                               ---------       ----------      ----------       ----------
Outstanding at beginning of year .......       1,066,793       $     2.21         922,924       $     1.87
   Granted .............................         748,750       $     3.55         393,750       $     2.71
   Exercised ...........................        (278,824)      $     1.73        (184,449)      $     1.37
   Forfeited ...........................        (257,230)      $     2.88         (65,432)      $     2.76
                                              ----------                       ----------
Outstanding at end of year .............       1,279,489       $     2.97       1,066,793       $     2.21
                                              ==========                       ==========
Options exercisable at year end ........         473,644       $     2.35         468,618       $     2.09
                                              ==========                       ==========
Options available for future grant .....         489,185                          980,705
                                              ==========                       ==========

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

        A summary of the status of all Enlighten's stock option plans at December 31, 1999 follows:

                                 Options Outstanding                    Options Exercisable
                    --------------------------------------------  ---------------------------
                                       Weighted
                                        Average       Weighted                     Weighted
                        Number         Remaining       Average        Number        Average
    Range of          Outstanding     Contractual     Exercise      Exercisable    Exercise
     Prices           At 12/31/99        Life           Price       At 12/31/99     Price
------------------  --------------    -----------    ---------     ------------   ----------
 $0.01  -  $ 1.00           650          7.4           $1.00             650        $1.00
 $1.01  -  $ 2.00       378,122          7.8           $1.79         243,532        $1.79
 $2.01  -  $ 3.00       355,001          8.2           $2.69         146,471        $2.55
 $3.01  -  $ 4.00       475,716          9.1           $3.37          57,991        $3.26
 $4.01  -  $ 5.00        25,000          4.1           $4.68          25,000        $4.68
 $5.01  -  $10.00        45,000          9.9           $9.75              --        $  --
                      ---------                                      -------
Total                 1,279,489                                      473,644
                      =========                                      =======

        Employee Stock Purchase Plan

        Under Enlighten's 1994 Employee Stock Purchase Plan (the Purchase Plan) a total of 200,000 shares of common stock remain reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not be less than 1% nor exceed 10% of an employee's compensation, not to exceed shares with a fair market value of $25,000. The price of stock purchased under the Purchase Plan must be at least 85% of the lower of the fair market value of the common stock at the beginning of each six-month offering period or at the end of the present purchasing period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically upon termination of employment with Enlighten.

        Warrants

        In April 1994, in connection with Enlighten's initial public offering, Enlighten issued warrants to purchase up to 100,000 shares of Common Stock at an exercise price of $6.60, of which warrants to purchase up to 85,000 shares expired on April 19, 1999. In April 1999, terms of the warrants to purchase up to 15,000 shares were amended to extend their expiration to April 2001. The fair value of the extension of this warrant as determined using the Black-Scholes option pricing model was not significant using the following assumptions: an expected life of 2 years, risk-free interest rate of 5.50%, 135.8% expected volatility, and no dividend yield.

        In June 1995, in connection with its facility lease, Enlighten issued warrants to purchase up to 50,000 shares of Common Stock at an exercise price of $5.50. In December 1999, Enlighten issued 12,248 shares of Common Stock pursuant to the net exercise of warrants to purchase 50,000 shares of Common Stock at $5.50 per share.

        In January 1999, in connection with product marketing consulting performed, Enlighten issued warrants to purchase up to 25,000 shares of Common Stock at an exercise price of

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

        $2.50. Upon notice of exercise by the holders of the warrants, Enlighten, at the holders option, may settle such exercise by either issuing the full amount of shares and receiving cash proceeds or issuing a net amount of shares with no cash proceeds. The fair value of these warrants, as determined using the Black-Scholes option pricing model, was $42,600, using the following assumptions: an expected life of 2 years, risk-free interest rate of 5.50%, 135.8% expected volatility, and no dividend yield. These warrants expire in January 2001.

        Accounting for Stock-Based Compensation Plans

        Enlighten has elected to use the intrinsic value-based method in accounting for its Plan. Accordingly, no compensation cost has been recognized in the accompanying consolidated financial statements for options granted to employees. The exercise price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date for each option. Had compensation cost for Enlighten's stock options been determined in a manner consistent with SFAS No. 123, Enlighten's net loss and net loss per share as reported would have been increased to the pro forma amounts indicated below:

                                                  1999            1998
                                                ---------       ---------
Net loss (In thousands):
   As reported ...........................      $  (1,952)      $    (785)
                                                =========       =========
   Pro forma .............................      $  (2,636)      $  (1,302)
                                                =========       =========

Basic and diluted net loss per share:
   As reported ...........................      $   (0.49)      $   (0.22)
                                                =========       =========
   Pro forma .............................      $   (0.66)      $   (0.37)
                                                =========       =========

        The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: 1999 - an expected life of 3.5 years, risk-free interest rates of 5.50%, 135.8% expected volatility, and no dividend yield; 1998 - an expected life of 3.5 years, risk-free interest rates of 4.62%, 117.3% expected volatility, and no dividend yield. The weighted-average fair value of options granted during the year was $2.98 and $2.25 for the years ended December 31, 1999 and 1998, respectively.

8.      COMMITMENTS

        Leases

        Enlighten leases office space and certain office equipment under noncancelable leases expiring through 2003. Future minimum lease payments under these leases aggregate approximately $522,100, $169,300, $1,500 and $700 in 2000, 2001, 2002 and 2003. Enlighten will receive payments totaling $124,900 in 2000 under an office space sublease agreement. Rent expense was $311,600 and $279,300 in 1999 and 1998, respectively.

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

        Royalties

        Enlighten has license agreements with unrelated third parties covering certain of its products requiring royalty payments ranging from 10% to 50% of product license and maintenance fees. Royalties related to these agreements were $130,500 and $201,200 in 1999 and 1998, respectively.

        Legal Proceedings

        Enlighten is subject to certain legal actions that have arisen in the ordinary course of business. Management believes that the ultimate outcome of these actions will not have a material affect on Enlighten's consolidated financial statements or results of operations, although there can be no assurance as to the outcome of such litigation.

9.      SEGMENT REPORTING AND MAJOR CUSTOMERS

        SFAS No. 131 establishes standards for the way in which public companies disclose certain information about operating segments in Enlighten's financial reports. Based on the criteria of SFAS No. 131, Enlighten operates in one segment and accordingly has provided only the required enterprise wide disclosures.

        For the years ended December 31, 1999 and 1998, sales to one customer accounted for approximately 60% and 65% of total revenues, respectively.

        Enlighten's operations outside of the United States consisted solely of a sales corporation in the United Kingdom. Domestic operations are responsible for the design, development, and licensing of all products. Following are selected financial data, categorized by primary geographic area:

                                 1999            1998
                              ----------      ----------
Revenues:
   United States .......      $3,235,400      $3,722,800
   International .......           9,000          35,600
                              ----------      ----------
                              $3,244,400      $3,758,400
                              ==========      ==========

Long Lived Assets:
   United States .......      $  611,100      $  680,800
   International .......              --              --
                              ----------      ----------
                              $  611,100      $  680,800
                              ==========      ==========

================================================================================

                         THE RESALE OF 1,574,978 SHARES



                            [ENLIGHTEN SOFTWARE LOGO]



                                  COMMON STOCK



                                   PROSPECTUS



                              ---------------------



                            ___________________, 2000



        YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

        NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

================================================================================

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        As permitted by Section 204(a) of the California General Corporation Law, the Registrant's Amended and Restated Articles of Incorporation eliminate a director's personal liability for monetary damages to the Registrant and its shareholders arising from a breach or alleged breach of the director's fiduciary duty, except for liability arising under Sections 310 and 316 of the California General Corporation Law or liability for (i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) interested transactions between the corporation and a director in which a director has a material financial interest, and (vii) liability for improper distributions, loans or guarantees. This provision does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law.

        Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Articles of Incorporation and Bylaws contain provisions covering indemnification to the maximum extent permitted by the California General Corporation Law of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended. Enlighten has entered into Indemnification Agreements with its directors and executive officers.

        At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates.

                                               Amount
                                              --------
SEC registration fee ...................      $ 11,766
Nasdaq National Market listing fee .....         3,000
Printing and engraving expenses ........         5,000
Legal fees and expenses ................        40,000
Accounting fees ........................        20,000
Blue Sky fees and expenses .............         5,000
Transfer agent and registrar fees ......         2,500
Sales Commissions ......................       218,000
                                              --------
       Totals ..........................      $305,266
                                              ========

Sales commissions are the responsibility of the selling shareholders.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

        On April 28, 2000 we issued to the selling shareholders 715,885 shares of our common stock and warrants to purchase an additional 859,063 shares of common stock in a private placement to accredited investors in reliance on Regulation D. The shares were sold for $4.225 per share. 715,885 of the warrants were issued for $0.125 per share. The remaining 144,178 warrants were issued to certain of the selling shareholders in exchange for services rendered as placement agents in connection with the private placement. In addition, the placement agents received a commission equal to $218,000. All of the warrants can be exercised at a price of $4.65 per share. The aggregate proceeds from such issuance equaled $3,114,100. If all of the warrants are exercised an additional $3,994,600 will be received, for a total of $7,108,700.

ITEM 27.  EXHIBITS

  EXHIBIT
   NUMBER      DESCRIPTION OF DOCUMENT
  -------      -----------------------
     3.1       The Registrant's Amended and Restated Articles of Incorporation
               as filed with the Secretary of State of the State of California on May 21, 1996 (incorporated by reference to Exhibit 3.1 to the
               Registrant's Form S-1 Registration Statement (No. 33-75388) which became effective April 19, 1994 (the 1994 Form S-1)).

     3.2 The Registrant's By Laws, as currently in effect (incorporated by reference to Exhibit 3.2 to the Registrant's Form S-1
               Registration Statement (No. 33-75388) which became effective
               April 19, 1994).

     5.1       Opinion of Gray Cary Ware & Freidenrich LLP ("GCWF").

    10.01 The Registrant's Form of Indemnity Agreement for officers and directors (incorporated by reference to Exhibit 10.1 of the 1994
               Form S-1).

    10.02      The Registrant's First Amended and Restated 1992 Stock Option
               Plan (incorporated by reference to Exhibit 10.2 of the 1994 Form
               S-1).

    10.03 The Registrant's 1994 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 of the 1994 Form S-1).

    10.20      Lease, dated February 24, 1995, by and between Registrant and
               Mariner's Island Ltd. for the Registrant's offices at 999 Baker
               Way, Fifth Floor, San Mateo, California (incorporated by reference to Exhibit 10.20 of the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1994 (the 1994 Form
               10-KSB)).

    10.24      Termination and Change in Control Agreement, dated April 24,
               1996, by and between Enlighten Software Solutions, Inc. and
               Michael A. Morgan (incorporated by reference to Exhibit 10.24 of the Registrant's Annual Report on Form 10-KSB for the year ended
               December 31, 1996 (the 1996 Form 10-KSB)).

    10.26 Nonqualified Stock Option Agreement, dated December 27, 1996, by and between Enlighten Software Solutions, Inc. and Mark
               Himelstein (incorporated by reference to Exhibit 10.26 of the Registrant's 1996 Form 10-KSB).

    10.27      Agreement dated as of September 22, 1997, by and among Enlighten
               Software Solutions, Inc., Peter J. McDonald, and New Dimension
               Software, Inc (incorporated by reference to Exhibit 10.27 of the Registrant's Current Report on Form 8-K dated October 1, 1997).

  EXHIBIT
   NUMBER      DESCRIPTION OF DOCUMENT
  -------      -----------------------
    10.28      Employment letter, dated July 3, 1997, by and between Enlighten
               Software Solutions, Inc. and Mike Seashols (incorporated by reference to Exhibit 10.28 of the Registrant's Annual Report on
               Form 10-KSB for the year ended December 31, 1997 (the 1997 Form
               10-KSB)).

    10.29 Employment letter, dated August 28, 1997, by and between Enlighten Software Solutions, Inc. and David D. Parker
               (incorporated by reference to Exhibit 10.29 of the Registrant's
               1997 Form 10-KSB).

    10.30      Agreement dated as of January 21, 1998, by and between Enlighten
               Software Solutions, Inc. and Silicon Graphics, Inc (incorporated by reference to Exhibit 10.30 of the Registrant's 1997 Form
               10-KSB).

    10.31      Employment letter, dated July 15, 1998, by and between Enlighten
               Software Solutions, Inc. and Bill Bradley (incorporated by reference to Exhibit 10.31 of the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1998 (the 1998 Form
               10-KSB)).

    10.32 Employment letter, dated January 15, 1999, by and between Enlighten Software Solutions, Inc. and Tim Gardner (incorporated by reference to Exhibit 10.32 of the Registrant's 1998 Form
               10-KSB).

    10.33      Agreement dated as of December 31, 1998, by and between Enlighten
               Software Solutions, Inc. and International Business Machines
               Corporation (incorporated by reference to Exhibit 10.33 of the Registrant's 1998 Form 10-KSB).

    10.34 Agreement dated as of September 28, 1999, by and between Enlighten Software Solutions, Inc. and TurboLinux, Inc.
               (incorporated by reference to Exhibit 10.33 of the Registrant's
               Quarterly Report on Form 10-QSB for the quarter ended September
               30, 1999).

    10.35      Agreement dated as of October 21, 1999, by and between Enlighten
               Software Solutions, Inc. and Intel Corporation (incorporated by reference to Exhibit 10.35 of Registrant's 1999 Form 10-KSB).

    10.36 Employment letter, dated November 24, 1999, by and between Enlighten Software Solutions, Inc. and Bill Bradley (incorporated by reference to Exhibit 10.36 of Registrant's 1999 Form 10-KSB).

    10.37 Employment letter, dated December 8, 1999, by and between Enlighten Software Solutions, Inc. and Stephen E. Giusti
               (incorporated by reference to Exhibit 10.37 of Registrant's 1999
               Form 10-KSB).

    21.1       Subsidiaries of the Company (incorporated by reference to Exhibit
               21.1 of Registrant's 1994 Form 10).

  EXHIBIT
   NUMBER      DESCRIPTION OF DOCUMENT
  -------      -----------------------
    23.1       Consent of KPMG LLP, independent certified public accountants.

    23.2       Consent of GCWF (included in Exhibit 5.1)


ITEM 28.  UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 26 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the 1933 Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospects shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Mateo, State of California, on September 15, 2000.

ENLIGHTEN SOFTWARE SOLUTIONS, INC.

By:      /s/ Bill Bradley
   -------------------------------
             Bill Bradley
             President and
             Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

                        Name/Title                                                Date
                       ----------                                                 ----
/s/ Bill Bradley                                                           September 15, 2000
----------------------------------------------------------
Bill Bradley
President and Chief Executive Officer
(Principal Executive Officer)

/s/ Stephen E. Giusti                                                      September 15, 2000
----------------------------------------------------------
Stephen E. Giusti
Vice President, Finance and Administration
and Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Michael Seashols                                                       September 15, 2000
----------------------------------------------------------
Michael Seashols
Co-Chairman of the Board

/s/ David D. Parker                                                        September 15, 2000
----------------------------------------------------------
David D. Parker
Co-Chairman of the Board

/s/ Peter J. McDonald                                                      September 15, 2000
----------------------------------------------------------
Peter J. McDonald
Director

/s/ Peter J. Sprague                                                       September 15, 2000
----------------------------------------------------------
Peter J. Sprague
Director

/s/ Michael A. Morgan                                                      September 15, 2000
----------------------------------------------------------
Michael A. Morgan
Director